EXHIBIT 10.1

STOCK PURCHASE AGREEMENT
among
LADENBURG THALMANN FINANCIAL SERVICES INC.,
THE INVESTACORP COMPANIES,
THE VIA COMPANIES
and
BRUCE ZWIGARD
and
BRUCE A. ZWIGARD GRANTOR RETAINED ANNUITY TRUST
dated June 20, 2007
Dated October 19, 2007

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), is hereby made and entered into effective as of October 19, 2007, by and among LADENBURG THALMANN FINANCIAL SERVICES INC., a Florida corporation (“LTFS”), the INVESTACORP COMPANIES (as hereinafter defined), the VIA COMPANIES (as hereinafter defined), BRUCE A. ZWIGARD (“Zwigard”) and BRUCE A. ZWIGARD GRANTOR RETAINED ANNUITY TRUST, dated June 20, 2007 (the “GRAT,” together with Zwigard, the “Stockholders”).
RECITALS
     WHEREAS, the Stockholders are the owners of all of the issued and outstanding capital stock of each of the corporations designated as an “Investacorp Company” on Schedule I annexed hereto (each, an “Investacorp Company” and, collectively, the “Investacorp Companies”) and each of the corporations designated as a “VIA Company” on Schedule I annexed hereto (each, a “VIA Company” and, collectively, the “VIA Companies”) (each of the Investacorp Companies and the VIA Companies, individually, a “Company” and, collectively, the “Companies”); and
     WHEREAS, upon the terms and subject to the conditions of this Agreement, LTFS desires to purchase from the Stockholders, and the Stockholders desire to sell to LTFS, all of the issued and outstanding capital stock of each of the Companies (collectively, the “Company Stock”).
     NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE
     SECTION 1.1 Definitions. Certain capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified in Article VIII.
     SECTION 1.2 Purchase and Sale of Company Stock. Upon the terms and subject to the conditions contained herein, at the Closing, the Stockholders shall sell, convey, transfer, assign and deliver to LTFS all of their right, title and interest in the Company Stock, and LTFS will purchase and acquire the Company Stock from the Stockholders, provided that, the sale of the outstanding capital stock of IAS (the “IAS Stock”) to LTFS shall be effective, and the conveyance, transfer and assignment of the IAS Stock shall occur, on December 31, 2007 (the “IAS Transfer Date”). In each case, the sale, conveyance, transfer and delivery of the Company Stock shall be free and clear of any and all Liens.

     SECTION 1.3 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174 at a time and date to be specified by the Parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article V, or at such other time, date and location as the Parties hereto agree in writing (the “Closing Date”).
     SECTION 1.4 Purchase Price. Subject to the terms and conditions of this Agreement, LTFS hereby agrees to pay and deliver, at Closing, a purchase price for the Company Stock consisting of (i) Twenty-Five Million Dollars ($25,000,000.00) cash, payable to the Stockholders by wire transfer of immediately available funds in accordance with wire instructions to be delivered by the Stockholders to LTFS on or prior to the Closing Date, and (ii) Fifteen Million Dollars ($15,000,000), with interest accruing thereon at an interest rate per annum equal to four and eleven hundredths percent (4.11%), compounded monthly, payable to Zwigard in thirty-six (36) equal monthly installments of combined principal and interest of Four Hundred Forty Two Thousand Eighty Dollars and Twenty Cents ($442,080.20), all as more particularly described in that certain non-negotiable promissory note (the “Note”) to be executed and delivered by LTFS to Zwigard at Closing in the form annexed hereto as Exhibit A (items (i) and (ii), collectively, the “Purchase Price”). The cash portion of the Purchase Price shall be paid to the Stockholders in accordance with the allocation provided on Schedule II. Payment of installments of the Note shall be made by wire transfer of immediately available funds to the account of Zwigard specified by him from time to time by written notice given to LTFS, with respect to which a change of accounts, to be effective with respect to future payments, shall be given not later than five (5) Business Days prior to the date an installment is due. The Note shall be subject to set-off and deduction as set forth in Section 6.5(b).
     SECTION 1.5 Security Interests. To secure payment of the Note, at the Closing, concurrently with the issuance of the Note, LTFS shall grant to Zwigard a first priority security interest in the capital stock of the Companies in accordance with the Pledge Agreement in the form annexed hereto as Exhibit B (the “Pledge Agreement”) to be executed, delivered and entered into at the Closing. Concurrently with the execution and delivery of the Pledge Agreement, LTFS shall deliver to Zwigard all certificates evidencing the Company Stock (except for the IAS Stock as provided in Section 1.7), properly endorsed in blank for transfer together with any stock transfer powers, appropriately executed, as may be necessary to transfer such Company Stock to Zwigard, as provided in the Pledge Agreement.
     SECTION 1.6 Net Worth Reimbursements. LTFS shall pay to the Stockholders, as part of the Purchase Price, the Net Worth Reimbursements with respect to all of the Companies as hereinafter provided.
          (a) Calculation. The Parties acknowledge and agree that, set forth on Schedule II is the aggregate balance, with respect to each Company, of the retained earnings plus paid-in capital of such Company as of the dates set forth therein (collectively, the “Net Worth Reimbursements Estimate”). As used in this Agreement, a “Net Worth Reimbursement” means, with respect to a Company, the sum of (i) the aggregate balance of the retained earnings plus paid-in capital of such Company as of September 30, 2007, in each case, if any, plus (ii) the product of (A) the aggregate increase or decrease, as the case may be, in the retained earnings and paid-in capital (including stated capital and capital surplus and excluding purchase accounting adjustments resulting from the transactions contemplated by this Agreement) of such Company from October 1 2007 through October 31, 2007, in each case, if any, excluding, in the case of Investacorp, the aggregate amount payable, up to a maximum amount of $159,113.50, to Investacorp in the month of October 2007 by its registered representatives in respect of Part 1 renewal fees (such aggregate amount payable up to such maximum amount, the “Part 1 Fees”), adding back the $244,046 bonus paid or to be paid to Zwigard by the Investacorp Companies (as set forth on Company Schedule Section 2.6(e)) and the employers’ payroll taxes related to the Pre-Closing Compensation Plan, multiplied by (B) the quotient obtained by dividing (I) the number of days in the month in which the Closing occurs up to and including the day immediately preceding the Closing Date, by (II) the total number of days in the month in which the Closing occurs, plus (iii) the aggregate amount of all Part 1 Fees, and minus (iv) the sum of the $244,046 bonus paid or to be paid to Zwigard by the Investacorp Companies (as set forth on Company Schedule 2.6(e)) and the employers’ payroll taxes related to the Pre-Closing Compensation Plan. The calculation of retained earnings hereunder with respect to each Company as of each applicable date (i.e., September 30 or October 31, 2007, as applicable) shall reflect, except for the exclusion of Part 1 Fees as hereinabove provided, the accrual of all revenue and expenses of such Company through and including such date, including, without limitation, the accrual of all payments made by Investacorp pursuant to the Pre-Closing Compensation Plan as described in Section 4.6, the Zwigard Contribution, all expenses payable by the Companies in accordance with Section 7.3 hereof in connection with the transactions contemplated hereby, and Taxes of any nature payable by the Companies with respect to income earned for any period ending on such date, if any.
          (b) Payment. LTFS shall pay to the Stockholders the aggregate amount of the Net Worth Reimbursements with respect to all of the Companies as follows:
     (i) On the Closing Date, LTFS shall pay to the Stockholders, by wire transfer of immediately available funds, the aggregate amount of the Net Worth Reimbursements Estimate in accordance with the allocation set forth on Schedule II.
     (ii) Upon completion of the True-Up as provided in Section 1.6(c), LTFS shall pay to the Stockholders, by wire transfer of immediately available funds, the positive balance, if any, between (A) the aggregate amount of the Net Worth Reimbursements, as determined pursuant to the True-Up minus (B) the aggregate amount of the Net Worth Reimbursements Estimate; provided, however, that if such True Up reveals that the Net Worth Reimbursements Estimate exceeds the Net Worth Reimbursements, the applicable Stockholders (i.e., the Stockholder(s) with respect to the Company(ies) to which such excess relates) shall promptly refund the entire amount of such excess to LTFS by wire transfer of immediately available funds. The Parties acknowledge that the Net Worth Reimbursements shall constitute for all purposes a part of the Purchase Price and that each such payment pursuant to the True-Up shall be treated as an adjustment, upwards (in the case of a payment by LTFS to the Stockholders) or downwards (in the case of a payment by the Stockholders to LTFS) to the Purchase Price.

          (c) True-Up. As soon as practicable following the Closing Date, LTFS shall prepare and deliver a copy to Zwigard for his review, final operating statements for each Company for the periods commencing on the first day of such Company’s fiscal year and ending on September 30, 2007 and October 31, 2007 and final balance sheets for each Company as of September 30, 2007 and October 31, 2007, each of which shall be prepared using a methodology in accordance with U.S. GAAP consistent with such Companies’ past practices in the ordinary course of business and the Audited Financial Statements, and the Parties shall calculate the Net Worth Reimbursements as hereinafter provided (the “True-Up”). LTFS and Zwigard shall use commercially reasonable efforts to cause the True-Up to be completed within the seventy-five (75) day period after the Closing Date, including providing Zwigard with full access to each Company’s books and records sufficiently early in the process so that such True-Up may be completed within such seventy-five (75) day period. When completed, LTFS shall send to Zwigard, in addition to the final operating statements and final balance sheets described above, a notice detailing the determination of the True-Up (the “True-Up Results Notice”). In the event that Zwigard does not agree with the determination of the True-Up or any aspect thereof, he shall advise LTFS in writing within twenty (20) Business Days after he receives the True-Up Results Notice that he disputes the determination of the True-Up and detailing the particular items in the True-Up Results Notice with which he disagrees. The Parties and a certified public accountant chosen and engaged by Zwigard (the “Challenging Accountant”)) shall have an additional twenty (20) Business Days to resolve any such disputes. If the Parties cannot resolve the disputes within twenty (20) Business Days after such notice of the disputes is delivered, each of the Challenging Accountant and an independent public accounting firm selected by and in the sole discretion of LTFS shall choose a third certified public accountant (the “CPA”) whose decision shall be binding upon the Parties. LTFS and Zwigard shall each pay one-half of all costs and expenses associated with the engagement of the CPA. The determination of the True-Up by LTFS, as detailed in the True-Up Results Notice, shall be conclusive and binding on the Parties, except that, if Zwigard gives timely written notice of any disputes as hereinabove provided, the True-Up agreed upon in writing by LTFS and Zwigard or the decision rendered by the CPA shall be conclusively determinative for all such purposes.
     SECTION 1.7 IAS Stock Escrow. On the Closing Date, Zwigard shall place the IAS Stock (properly endorsed in blank for transfer together with any stock transfer powers, appropriately executed, as may be necessary to transfer the IAS Stock to LTFS) (collectively, the “IAS Stock Transfer Documents”), into escrow with Graubard Miller, counsel to LTFS, with irrevocable, unconditional instructions to release, without further notice or instruction, the IAS Stock Transfer Documents to LTFS on the IAS Transfer Date. The escrow agreement with respect to IAS Stock Transfer Documents shall be in form and substance reasonably acceptable to Zwigard, LTFS and Graubard Miller (the “IAS Escrow Agreement”). Concurrently with the release of the IAS Stock Transfer Documents to LTFS, LTFS shall deliver to Zwigard (as the Lender under the Pledge Agreement) all certificates evidencing the IAS Stock, properly endorsed in blank for transfer together with any stock transfer powers, appropriately executed, as may be necessary to transfer the IAS Stock to Zwigard as provided for under the Pledge Agreement.

     SECTION 1.8 Post-Closing Payments. In the event that, on or after the Closing Date, any of the LTFS Companies receives any Post-Closing Payment, then LTFS shall, within ten (10) business days of such receipt, remit to Zwigard or his designee(s), by wire transfer of immediately available funds, the aggregate dollar amount of each such Post-Closing Payment, together with a reasonably detailed written notice documenting such Post-Closing Payment, up to a maximum aggregate amount of $102,000. Each such remittance shall be treated as an upwards adjustment to the Purchase Price.
     SECTION 1.9 Further Assurances; Post-Closing Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a Party.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANIES
     Subject to the exceptions set forth on the document annexed hereto, executed by the Parties and identified as the “Company Schedule” (the “Company Schedule”), and except as provided therein, each of the Companies hereby jointly and severally represents and warrants to LTFS as follows:
     SECTION 2.1 The Companies.
          (a) Organization. Each Company is a corporation duly incorporated, validly existing and in good standing or in active status under the law of its state of incorporation and is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify, except for those states in which any failure by such Company to be so incorporated, validly existing, in good standing or active status and/or qualified could not reasonably be expected to have a Material Adverse Effect on all of the Companies taken as a whole. Each Company has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such power could not reasonably be expected to have a Material Adverse Effect on all of the Companies as a whole. The states in which each Company is incorporated and so qualified are listed in Section 2.1(a) of the Company Schedule.
          (b) No Subsidiaries. Other than in the ordinary course of its securities business, no Company, directly or indirectly, owns any capital stock or other securities of any issuer or any equity interest in any other entity and is not a party to any agreement to acquire any such securities or interest.

          (c) Corporate Records. The minute books of each Company contain true, complete and accurate records, in each case, in all material respects, of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of such Company’s organization. Copies of such Corporate Records of the Companies have been heretofore made available to LTFS.
          (d) Securities Records. The stock transfer, warrant and option transfer and ownership records of each Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of such Company since the time of such Company’s organization. Copies of such records of the Companies have been heretofore made available to LTFS.
     SECTION 2.2 Authority and Corporate and Shareholder Action.
          (a) Each Company has all necessary corporate power and authority to enter into this Agreement and the Company Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate action necessary to be taken by each and any Company (including by their respective boards of directors and shareholders, as applicable), to authorize the execution, delivery and performance by such Company of this Agreement and the Company Transaction Documents to which it is a party has been duly and validly taken. This Agreement and each of the Company Transaction Documents constitutes, or will constitute upon execution and delivery thereof, the valid, binding and enforceable obligation of each of the Companies that is a party hereto and thereto, enforceable against each such Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (b) Each Stockholder has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Except as set forth in Section 2.2(b), all action necessary to be taken by each Stockholder, to authorize the execution, delivery and performance by such Stockholder of this Agreement and the other Transaction Documents to which it is a party has been duly and validly taken. This Agreement and each of the other Transaction Documents constitutes, or will constitute upon execution and delivery thereof, the valid, binding and enforceable obligation of each of the Stockholders that is a party hereto and thereto, enforceable against each such Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 2.3 No Conflicts, etc. Subject to receipt of the approvals and filings set forth in Section 2.3 of the Company Schedule, neither the execution and delivery of this Agreement by any Company or of any Company Transaction Document by any Company that is a party thereto, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the certificate or articles of incorporation or by-laws (or similar constituent documents) of any of the Companies or (B) any applicable law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which any of the Companies is a party or by which any of the Companies (or any of their respective properties) is subject or bound, except where any such conflict, breach, violation or default, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Companies, taken as a whole; (ii) result in the creation of, or give any third party the right to create, any lien, charge, option, security interest or other encumbrance (“Lien”) upon the assets of any of the Companies, except where such Lien, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Companies, taken as a whole; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which any of the Companies is a party, except where such termination or modification, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Companies, taken as a whole; or (iv) result in any suspension, revocation, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to any of the Companies, except where such suspension, revocation, impairment, forfeiture or nonrenewal, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Companies, taken as a whole.
     SECTION 2.4 Capitalization; Ownership of Securities.
          (a) Capitalization. The capitalization of each Company as of the date of this Agreement is set forth in Section 2.4 of the Company Schedule. There are no options, warrants or other contractual rights outstanding which require, or give any Person the right to require, the issuance of any capital stock of any of the Companies whether or not such rights are presently exercisable.
          (b) Ownership. The Company Stock constitutes all of the outstanding capital stock of the Companies and has been duly authorized and validly issued and is fully paid and nonassessable, free and clear of any and all Liens and is held beneficially and of record by the Stockholders in good and valid title as described in Section 2.4 of the Company Schedule. There are no options, warrants or other contractual rights outstanding which require, or give any Person the right to require, the purchase from or sale by either Stockholder of any capital stock of any of the Companies whether or not such rights are presently exercisable. When the Company Stock is purchased and sold hereunder, and upon delivery by the Stockholders to LTFS of certificates for the Company Stock at the Closing pursuant to this Agreement, LTFS will have, as of the Closing Date, good and valid title to the Company Stock, free and clear of all Liens.

     SECTION 2.5 Compliance with Law; Customer Complaints.
          (a) The businesses of the Companies are, and since January 1, 2002 have been, conducted in compliance in all material respects with all applicable laws, rules, regulations, court or administrative orders and processes and rules, mandatory directives and orders of any Governmental Entity, regulatory or self-regulatory agencies or bodies (including, without limitation, the Exchange Act, the Investment Advisers Act, as amended, and any laws, rules, regulations, orders and mandatory directives that relate to broker-dealer regulation, consumer protection, products and services, proprietary rights, anti-competitive practices, collective bargaining, ERISA, equal opportunity and improper payments), except as would not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect on the Companies, taken as a whole. No Company has received any notice from any applicable Governmental Entity or regulatory or self-regulatory agency or body, and to the Companies’ Knowledge none is threatened, alleging that any of the Companies is violating or has, since January 1, 2002, violated, or is not complying or has not, since January 1, 2002, complied with, any of the foregoing the effect of which, individually or in the aggregate with other such violations and non-compliance, would reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.
          (b) Customer complaints reportable on Form U-4 which have been made since January 1, 2004 against Investacorp Inc., a Florida corporation (“Investacorp”), or any of its registered representatives, other than Post-Execution Customer Proceedings, are set forth in Section 2.5(b) of the Company Schedule and copies of each such complaint have been furnished or made available to LTFS. Such complaints which are pending as of the date of this Agreement are appropriately noted in Section 2.5(b) of the Company Schedule. The balance sheet of Investacorp at June 30, 2007 included in the Financial Statements contains adequate accruals to the extent required by U.S. GAAP for the costs (including costs of settlement, judgments and attorneys’ fees and expenses) to be incurred by Investacorp in connection with all such customer complaints pending as of such date.
     SECTION 2.6 Financial Statements and Certain Financial Matters.
          (a) Financial Statements. The Companies have made available to LTFS correct and complete copies of the following financial statements with respect to the Companies:
     (i) the audited balance sheets, statements of income, statements of shareholder’s equity and statements of cash flows (including any related notes thereto) of Investacorp, at and for the fiscal years ended June 30, 2007, June 30, 2006 and June 30, 2005 (the “Audited Financial Statements”);
     (ii) the unaudited balance sheets and income statements (none of which include any notes) of each of the Investacorp Companies at and for the six months ended June 30, 2007 and the twelve months ended December 31, 2006, December 31, 2005 and December 31, 2004 (the “Unaudited Investacorp Companies Financial Statements”); and

     (iii) the unaudited balance sheets and income statements (none of which include any notes) of each of the VIA Companies at and for the six months ended June 30, 2007 and twelve months ended December 31, 2006, December 31, 2005 and December 31, 2004 (the “Unaudited VIA Companies Financial Statements” and, together with the Audited Financial Statements and the Unaudited Investacorp Companies Financial Statements, the “Financial Statements”).
The Audited Financial Statements were prepared, in all material respects, in conformity with (i) the published rules and regulations of any Governmental Entities with which such Audited Financial Statements are required to be filed, in each case, as such rules and regulations existed at the time such Audited Financial Statements were so required to be filed, and (ii) generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto). The Audited Financial Statements present fairly, in all material respects, the financial position of Investacorp at the respective dates thereof and the results of its operations and its cash flows for the periods covered thereby. The Unaudited Investacorp Companies Financial Statements were prepared, in all material respects, in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial position of the respective Investacorp Companies to which such Financial Statements relate at the respective dates thereof and the results of operations of the respective Investacorp Companies to which such Financial Statements relate for the periods covered thereby, except, in each case, (A) as noted on Section 2.6(a) of the Company Schedule, (B) to the extent notes to such Financial Statements or statements of shareholder’s equity and/or cash flows would be required for such conformity to U.S. GAAP, would disclose deviations from U.S. GAAP or would reflect matters that would impact such financial position or results of operations, and (C) that such Financial Statements are subject to normal adjustments that, if made as a result of an audit, would not have a Material Adverse Effect on the Companies, taken as a whole. The Unaudited VIA Companies Financial Statements have been prepared using a methodology which is consistent with prior periods and which is more particularly described in Section 2.6(a) of the Company Schedule.
          (b) Books and Records. The books of account and other similar financial books and records of the Companies have been maintained, in all material respects, in accordance with good business practice in the industry in which the Companies operate, are complete and correct in all material respects and there have been no material transactions that are required by either applicable regulatory requirements or by good business practice in the industry in which the Companies operate to be set forth therein and which have not been so set forth. Copies of all such books and records have been made available to LTFS.
          (c) Receivables. Except as otherwise expressly noted in the Financial Statements or set forth in Section 2.6(c) of the Company Schedule, the accounts and notes receivable of any Company reflected on the balance sheets for such Company included in the Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are, to the Companies’ Knowledge, legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are, to the Companies’ Knowledge, not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are, to the Companies’ Knowledge, collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of any of the Companies.
          (d) No Undisclosed Liabilities. Except as set forth in Section 2.6(d) of the Company Schedule or reflected in the Financial Statements, none of the Companies has any liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Companies, taken as a whole, except (i) liabilities which would not be required under U.S. GAAP to be reflected in the Financial Statements (assuming that all of the Financial Statements were prepared in conformity with U.S. GAAP), (ii) liabilities which would not be required under U.S. GAAP to be reflected in any balance sheet or income statement of any Company if such balance sheet or income statement was to be prepared with respect to any date or period occurring (whether in whole or in part) after June 30, 2007, (iii) liabilities arising in the ordinary course of the Companies’ business since June 30, 2007, none of which would reasonably be expected to have a Material Adverse Effect on the Companies, (iv) liabilities arising in connection with the preparation, negotiation, consummation and/or performance of the Transaction Documents and/or the transactions contemplated thereby (including the transactions contemplated by Section 4.6 of this Agreement), and (v) liabilities arising from any Proceedings that are initially threatened, asserted, brought, filed or otherwise advanced, in each case, after the date of this Agreement in connection with the Companies or the operation of their respective businesses in the ordinary course of business against any of the Stockholders or any of the Companies, or any of their respective employees, officers, directors, trustees, Affiliates, registered principals, contractors, representatives or agents, by any client(s) or customer(s) of any Company (including any successor thereto) or of any registered representative or other sales agent thereof (collectively, “Post-Execution Customer Proceedings” and each, a “Post-Execution Customer Proceeding”).
          (e) Absence of Certain Changes or Events. Except (a) as set forth in Section 2.6(e) of the Company Schedule, (b) for the transactions contemplated by any of the Transaction Documents (including as contemplated by Section 4.6 of this Agreement), and/or (c) as consented to in writing by LTFS, since December 31, 2006, there has not been: (i) as of the date of this Agreement, any Material Adverse Effect on the Companies, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Companies’ stock, or any purchase, redemption or other acquisition by any Company of any of such Company’s capital stock or any other securities of such Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Companies’ capital stock, (iv) any granting by any Company of any increase in compensation or fringe benefits, except for normal increases of cash or fringe benefit compensation in the ordinary course of business consistent with past practice, or any payment by such Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by any Company of any increase in severance or termination pay or any entry by such Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving such Company of the nature contemplated hereby, (v) entry by any Company into any licensing or other agreement with regard to the acquisition or disposition of any Intangible Rights other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by such Company with respect to any Governmental Entity, (vi) any material change by any Company in its accounting methods, principles or practices, (vii) any change in the auditors of any Company, (viii) any issuance of capital stock of any Company, (ix) any revaluation by any Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of such Company other than in the ordinary course of business, (x) any acceleration of the recognition of revenues or deferment of the recognition of expenses other than in accordance with U.S. GAAP and consistent with past practices, or (xi) any agreement, whether written or oral, to do any of the foregoing.
          (f) Internal Controls. Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) the respective transactions of each of the Investacorp Companies are recorded as necessary to permit preparation of the respective financial statements of such Investacorp Companies in conformity with U.S. GAAP and to maintain asset accountability, (iii) the respective transactions of each of the VIA Companies are recorded as necessary to permit preparation of the respective financial statements of such VIA Companies in conformity with the methodology described in Section 2.6(a) of the Company Schedule, (iv) access to assets is permitted only in accordance with management’s general or specific authorization, and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Companies have made available to LTFS complete and correct (in each case, in all material respects) copies of (A) all written descriptions of such internal accounting controls that are, as of the date hereof, in the possession or immediate control of the Companies, and (B) all policies, manuals and other documents promulgating, such internal accounting controls.
          (g) Investigations, etc. Since December 31, 2002, no Stockholder or, to the Companies’ Knowledge, any director, officer, employee, registered representative, auditor, accountant or representative of any Company, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of such Company or its internal accounting controls, including any complaint, allegation, assertion or claim that such Company has engaged in questionable accounting or auditing practices. No attorney representing a Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by such Company or any of its officers, directors, employees, registered representatives or agents to such

Company’s board of directors or any committee thereof or to any director the Company. Since December 31, 2002, there have been no internal investigations regarding the accounting or revenue recognition practices of any Company discussed with, reviewed by or initiated at the direction of the Stockholders or any executive officer or the board of directors or any committee thereof of such Company.
     SECTION 2.7 Licenses, Permits, Etc. Except as set forth in Section 2.7 of the Company Schedule, the Companies and their officers, directors, employees and registered representatives possess all applicable registrations, licenses, permits, authorizations and approvals from all Governmental Entities and self-regulatory organizations (collectively referred to herein as “Permits”) (including those required from the Securities and Exchange Commission (the “Commission”), FINRA and state insurance administrators) that are necessary to enable them to sell securities or insurance in any jurisdiction in which any of the Companies engages in the sale of securities or insurance (which jurisdictions are listed in Section 2.7 of the Company Schedule) and to otherwise own and operate the businesses of the Companies as owned and operated as of the date hereof, except, in each case, where the failure to obtain or possess such Permits would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole. True, complete and correct copies of such Permits have previously been made available to LTFS. All such Permits are in full force and effect and the Companies and their officers, directors, employees and registered representatives have complied in all material respects with all terms of such Permits. No Company is in default in any material respect under any of such Permits and there is no claim, action or proceeding, pending or, to the Knowledge of the Companies, threatened, involving the cancellation or suspension of any of such Permits. Section 2.7 of the Company Schedule includes a listing of all branch offices of the Companies, including their addresses and dates of approval from the NASD or FINRA, as applicable, to operate such branch offices.
     SECTION 2.8 Marketable Securities. Except as disclosed in Section 2.8 of the Company Schedule, all securities carried in the balance sheets included in the Financial Statements at June 30, 2007 (the “2007 Balance Sheets”) as marketable securities are readily marketable in established markets at values established in accordance with U.S. GAAP, and are, in the 2007 Balance Sheets, valued in accordance with U.S. GAAP and, except for pledges in the ordinary course of business, are not subject to any restriction (contractual or otherwise) that would materially impair the ability of the entity holding such securities to dispose freely of such securities at any time. The pricing of such securities and loans held in the trading accounts or securities portfolios of the Companies and reflected in the financial statements contained in the FOCUS Report filed by Investacorp for the month ended August 31, 2007 is consistent with past practices. Section 2.8 of the Company Schedule sets forth a true and complete list of any and all stocks, bonds, options, warrants, promissory notes, debentures or other evidences of indebtedness, and convertible securities or other instruments received since January 1, 2004 by any Company as consideration in connection with any underwritten offering or private placement, if any, as to which, except as set forth in Section 2.8 of the Company Schedule, no Person other than a Company has any right, including the right to share in any appreciation, to such securities.

     SECTION 2.9 Real Property; Leased Properties; Contracts.
          (a) None of the Companies owns any real property.
          (b) All leases for the real property (“Leases”) leased by the Companies are listed on Section 2.9(b) of the Company Schedule, and copies thereof have been made available to LTFS.
          (c) All material leases for personal property and all material contracts and commitments, including all clearing agreements and agreements for borrowed money and other indebtedness (collectively, “Contracts”), to which any of the Companies is a party are listed on Section 2.9(c) of the Company Schedule. For purposes of this Section 2.9, a material lease, contract or commitment means any lease, contract or commitment which cannot be terminated on 60 days notice or less without material cost and, if requiring the payment of money, pursuant to which the unliquidated amount required to be paid by a Company or which a Company is entitled to receive, as of the date hereof, is $25,000 or more. Copies of the Contracts of the Companies have been made available to LTFS.
          (d) All Contracts and Leases of the Companies are valid and binding agreements of the relevant Companies, enforceable against such Companies and, to the Knowledge of the Companies, against any other parties thereto, in accordance with their terms, and there is no default by any of the Companies, or, to the Companies’ Knowledge, any other party thereto, under any such Contract or Lease, except for such defaults which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Companies, taken as a whole. None of the other parties to the Contracts or Leases has notified in writing any of the Companies of any intention to terminate its Contract or Lease, except where such termination would not reasonably be expected to result in a Material Adverse Effect on the Companies, taken as a whole.
     SECTION 2.10 Litigation. Except as set forth in Section 2.10 of the Company Schedule and except for any Post-Execution Customer Proceedings, there are no claims, actions, suits, arbitrations or other proceedings (“Proceedings”) (including arbitrations with any registered representative or customer of any Company) pending or, to the Companies’ Knowledge, threatened against any Company at law or in equity before any court, federal, state, municipal or other governmental department or agency or other tribunal. Except for any Customer Proceeding Claims, no Proceeding identified in Section 2.10 of the Company Schedule would reasonably be expected to have a Material Adverse Effect on the ability of any Company to consummate the transactions contemplated hereby or on the Companies, taken as a whole. None of the Companies or their property is subject to any order, judgment, injunction or decree (except for any order, judgment, injunction or decree relating to any Customer Proceeding Claims) which would reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.

     SECTION 2.11 Taxes, Tax Returns and Audits.
          (a) All material federal, state, and local Taxes due and payable by the Companies for all periods ending on or before June 30, 2007, have been paid in full or have been adequately reserved against on the 2007 Balance Sheets as required by U.S. GAAP;
          (b) the Companies have filed all federal, state, and local income, excise, property, sales, social security, information returns, and other Tax returns, reports and related information (“Returns”) required to have been timely filed by them (taking into account any permitted extensions), or, as set forth in Section 2.11(b) of the Company Schedule, extensions of the time for filing such Returns are presently in effect; the Returns that have been filed have been accurately prepared, except for such inaccuracies as would not reasonably be expected to have a Material Adverse Effect on the Companies;
          (c) the Companies’ federal income tax returns have been audited by the IRS through the dates set forth in Section 2.11(c) of the Company Schedule, and their state and local income tax returns have been audited by the respective state and local tax agencies through the dates set forth in Section 2.11(c) of the Company Schedule, and, to the Companies’ Knowledge, all such audit reports are final;
          (d) except as set forth in Section 2.11(d) of the Company Schedule, none of the Companies has executed or filed any agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Return or the payment of any Tax by any of the Companies other than Taxes that have been adequately reserved or are not material;
          (e) except as set forth in Section 2.11(e) of the Company Schedule, there are no actions, suits, proceedings, investigations, audits or claims pending or, to the Companies’ Knowledge, threatened, by any Governmental Entity for assessment or collection of Taxes against any Company;
          (f) there are no Liens for Taxes upon any asset of any Company except Liens for Taxes not yet due;
          (g) no Company has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would have a continuing Material Adverse Effect on the Companies after the Closing Date. “Tax Ruling,” as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. “Closing Agreement,” as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes;
          (h) the Stockholders have provided or made available to LTFS complete and accurate copies of (i) all Tax Returns, and any amendments thereto, filed by the Companies covering all years ending on or after December 31, 2003, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by any Company covering all years ending on or after December 31, 2003 and (iii) all powers of attorney currently in force granted by any Company concerning any material Tax matter;

          (i) no Company is a party to any agreement relating to allocating, sharing or indemnification of Taxes;
          (j) no Company has any liability for any material Taxes of any Person other than such Company (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise;
          (k) no Company has in the past 24-month period constituted a “distributing corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;
          (l) no Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code;
          (m) no election under Section 338 of the Code (or any predecessor provisions) has been made by or with respect to any Company or any of its assets or properties;
          (n) no Company is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by such Company, and no Company has any Knowledge that the Internal Revenue Service (the “IRS”) has proposed any such adjustment or change in accounting method;
          (o) except as disclosed in Section 2.11(o) of the Company Schedule, no jurisdiction in which a Company does not file a Return has made a claim that such Company is responsible to file a Return in such jurisdiction;
          (p) no property of any Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or property that a Company will be required to treat as being owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, in effect immediately prior to the enactment of the Tax Reform Act of 1986; and
          (q) elections regarding “Subchapter S” status or “Qualified Subchapter S Subsidiary” status with respect to United States federal income Taxes have been made for each of the Investacorp Companies; similar elections have been made with respect to similar status in each state in which such elections are permissible and in which the Investacorp Companies are subject to liability for income Taxes; all such elections are valid and in effect and have been continuously in effect, with respect to Investacorp, since July 1, 1987, with respect to IAS, since January 1 , 1997, and with respect to Investacorp Group, Inc., since February 4, 1997; and none of the Investacorp Companies has any liability for United States federal and, for such states, state Taxes, in each case, based on income.
          (r) All registered representatives of any Company are properly classified as independent contractors for tax purposes.

          (s) The GRAT and Zwigard are each domiciled in the State of Florida for state income tax reporting purposes.
     SECTION 2.12 Consents and Approvals. Except as set forth in Sections 2.2 and 2.3 of the Company Schedule, the execution and delivery of this Agreement by each of the Stockholders and the Companies do not, and the performance of this Agreement by the Stockholders and the Companies will not, require the Companies or the Stockholders to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except where failure to obtain such consents, approvals, authorizations or permits, or to make any such filings or notifications, would not reasonably be expected to prevent a Company from performing any of its obligations or the consummation of the transactions contemplated under this Agreement and would not reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.
     SECTION 2.13 Employment Agreements and Bonus Plans. Subject to Section 4.6 and except as set forth in Section 2.13 of the Company Schedule, there are no bonus, stock option, incentive or other compensation plans, arrangements, agreements or programs between any of the Companies and any of its employees or registered representatives, including but not limited to any thereof relating to severance, which cannot be terminated by a Company on sixty (60) days notice or less without liability, penalty or premium of $25,000 or more. Attached as an exhibit to Section 2.13 of the Company Schedule is the standard form of agreement entered into by Investacorp with its registered representatives. Investacorp has not deviated from such form of agreement other than for changes relating to compensation or changes that are not materially adverse to Investacorp’s interests. Listed on Section 2.13 of the Company Schedule is each employment agreement that is currently in effect between any Company and any of the Companies’ employees.
     SECTION 2.14 Employee Plans.
          (a) Except as set forth on Section 2.14 of the Company Schedule, none of the Companies maintains or contributes to, has maintained or contributed to or is or was a party to a participating employer in, or a sponsor or contributor to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (collectively, “Employee Benefit Plans”). None of the Companies is a party to any “multiemployer plan” as defined in Section 3(37) of ERISA.
          (b) Except as set forth on Section 2.14 of the Company Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole, and except for any compensation plan contemplated to be effectuated by Section 4.6, each Employee Benefit Plan of the Companies (or any of them), (i) except with respect to any Employee Benefit Plan not intended to qualify under Section 401(a) of the Code, has received a determination letter from the IRS to the effect that such plan satisfies the requirements of Section 401(a) of the Code and that any related trust is exempt from tax pursuant to Section 501(a) of the Code; (ii) has been operated in all material respects in accordance with the provisions thereof, ERISA, the Code and all other applicable law; (iii) has not engaged in any Prohibited Transactions (as such term is defined in Section 406 of ERISA) (other than those that are exempt pursuant to statute, regulation or otherwise) which would subject any of the Companies to a material liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA; (iv) has not, since the last annual report filed, been amended so as to materially increase benefits thereunder (other than as a direct or indirect result of changes in applicable law or regulations) or experienced a material increase (more than 20%) in the number of participants covered thereunder; and (v) if terminated on the date hereof with consent of the PBGC, would not subject any of the Companies to liability in excess of $10,000 to the PBGC pursuant to the provisions of Title IV of ERISA.
          (c) Except as set forth in Section 2.14 of the Company Schedule, there are no “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”) maintained by any of the Companies or to which any of the Companies contributes or is required to contribute.
          (d) The Companies have made available to LTFS true and complete copies of the following items with respect to each Employee Benefit Plan and each Employee Welfare Plan of the Companies (i) each plan document; (ii) each related trust document; (iii) each determination letter issued by the IRS relating to qualification of the respective plans under the Code; (iv) the most recently filed annual reports, if any; and (v) the most recent actuarial valuation, if any.
          (e) Each of the Companies has filed all reports and other documents required to be filed with any governmental agency with respect to the Employee Benefit Plans and Employee Welfare Plans of the Companies, or has received currently effective extensions for any such reports and other documents which have not been filed, other than any failure to file which would not reasonably be expected to have a Material Adverse Effect upon the Companies, taken as a whole.
     SECTION 2.15 Insurance Policies. Section 2.15 of the Company Schedule sets forth a complete list of all material insurance policies maintained by the Companies and which are in force as of the date hereof.
     SECTION 2.16 Intangible Rights. Set forth in Section 2.16 of the Company Schedule is a list of all material trademarks, trade names, copyrights and applications therefor owned by or registered in the name of any of the Companies or in which any of the Companies has any rights as licensee or otherwise, and which are presently used in the operation of the Companies’ businesses (other than packaged computer software that is used materially in accordance with the licenses therefor). Except as disclosed in Section 2.16 of the Company Schedule, no interest in any of such material trademarks, trade names, copyrights or applications therefor, or any trade secrets owned or used by any Company, has been assigned, transferred or licensed to any third party by a Company, and, to the Companies’ Knowledge, there is no infringement or asserted infringement by any Company of any trademarks, trade names, copyrights or application therefor of another the effect of which, in either case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole. Except as disclosed in Section 2.16 of the Company Schedule, (i) no claim is pending by any of the Companies against others to the effect that the present or past operations of such parties infringe upon or conflict with the rights of such Company, and, to the Companies’ Knowledge, no reasonable grounds for such action exist, and (ii) there are no pending or, to the Companies’ Knowledge, threats of cancellations or revocations of any agreement granting to any Company rights under trademarks, trade names, copyrights or “know-how” of others, the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.
     SECTION 2.17 Title to Properties. Each of the Companies has good title to all its tangible personal properties and assets that are material, individually or in the aggregate, to the business of the Companies. Except for Liens (i) reflected in the Financial Statements or (ii) relating to margin requirements or other borrowings in respect of securities positions, none of such properties and assets is subject to any Lien or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, other than (A) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (B) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent or which are being contested in good faith by appropriate proceedings (including materialmens’, mechanics’, carriers’, workmens’, repairmens’ or other like Liens arising in the ordinary course of business) and (C) purchase money Liens and Liens securing rental payments under capital or equipment lease arrangements which, individually or in the aggregate with such other Liens, would not reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole. The tangible properties and assets owned or leased by the Companies are, in all material respects, in good operating condition and repair, ordinary wear and tear excepted.
     SECTION 2.18 No Guarantees. Other than as incurred in the ordinary course of business, none of the Companies is a party to or bound by any agreement of guarantee, indemnification, assumption, or endorsement or any other like commitment in an amount in excess of $10,000 in any single instance and $50,000 in the aggregate to satisfy the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person other than another Company.
     SECTION 2.19 Labor Matters. None of the Companies is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by it in connection with the operation of its business.
     SECTION 2.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholders or any Company.
     SECTION 2.21 No Illegal or Improper Transactions. Since January 1, 2002, no Stockholder or Company or, to the Companies’ Knowledge any officer, director, employee, registered representative, agent or Affiliate of any of the Companies on behalf thereof has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for a Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in each case with respect to items (a), (b) and/or (c), in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole. To the Companies’ Knowledge, no employee or registered representative of any Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime, or the violation or possible violation of any applicable law, in each case, by any Company. As of the date hereof, no Person has asserted or, to the Knowledge of Companies, has threatened to assert, any claim for any Proceeding, against any Company arising out of any discharge, demotion, suspension, threat, harassment or any discrimination against an employee or registered representative of such Company because of any act of such employee or registered representative described in 18 U.S.C. § 1514A(a).
     SECTION 2.22 Related Transactions. Except as set forth in Section 2.22 of the Company Schedule and in Section 4.6, and except for compensation to employees and registered representatives for services rendered and brokerage accounts in the ordinary course, no Company or Stockholder or any director, officer, employee, registered representative or shareholder or any associate (as defined in the rules promulgated under the Exchange Act) of any of the Companies is presently, or since January 1, 2002 has been, a party to any material transaction with any of the Companies (including, but not limited to, any contract, agreement or other arrangements providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, employee, registered representative or shareholder or such associate). All transactions set forth in Section 2.22 of the Company Schedule have been duly authorized by all necessary corporate action on the part of the boards of directors and committees thereof of the Companies and the Stockholders, as appropriate.
     SECTION 2.23 Disclosure. No representation or warranty by the Companies contained in this Agreement and no information contained in any Schedule furnished to LTFS by the Companies pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.
     SECTION 2.24 Bank Accounts. Section 2.24 of the Company Schedule sets forth the name of each bank in which any of the Companies has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank and the names of all Persons authorized to draw thereon or to have access thereto; and the names of all Persons, if any, holding tax or other powers of attorney from any of the Companies other than in the ordinary course of business.
     SECTION 2.25 Certain Brokerage Matters.
          (a) None of the Companies has in effect any “soft dollar” arrangements with any of its customers that do not come within the “safe harbor” provisions of Section 28(e) of the Exchange Act.

          (b) All sales literature used by the Companies since January 1, 2002 does not contain any misstatement of a material fact and does not omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances in which such statements are made.
          (c) Investacorp:
     (i) is a registered broker-dealer with the Commission pursuant to Section 15 of the Exchange Act; a full and complete copy of its Form BD, as amended (the “Form BD”) has been made available to LTFS; neither the Form BD nor any amendment thereto contains any untrue statement of material fact or omits to state a material fact required to be stated in order to make the statements contained therein, in the light of the circumstances in which they were made, not misleading;
     (ii) is a member in good standing with FINRA and, except as set forth in Section 2.25(c) of the Company Schedule, there has not been, since January 1, 2002, nor is there currently pending or, to Companies’ Knowledge, threatened in writing, any disciplinary proceeding undertaken by FINRA concerning Investacorp or, to Companies’ Knowledge, any of its officers, directors, registered principals, or registered representatives, in each case, in connection with the performance of his/her duties and/or services for Investacorp;
     (iii) is registered with the Central Registration Depository under CRD Number 7684;
     (iv) is duly registered with the Security Investors Protection Corporation (“SIPC”) and has paid or has made adequate provision for the payment of all SIPC assessments as of and through December 31, 2007;
     (v) has been and is in compliance with the applicable net capital provisions of the Exchange Act and the applicable rules of all self-regulatory organizations including, without limitation, all applicable regulatory net capital requirements (including any applicable “early warning” and “expansion-contraction” capital requirements);
     (vi) has adopted record-keeping systems that comply with the requirements of Section 17 of the Exchange Act and the rules and regulations promulgated thereunder and the rules of any securities exchange having jurisdiction with regard to it, and maintains its records in accordance therewith;
     (vii) is not, nor is any Affiliate of it, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, nor is it subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, its registration as a broker-dealer under Section 15 of the Exchange Act and, to the Companies’ Knowledge, there is no current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation; no “principals” (as defined in Section 8a(2) of the Commodity Exchange Act of 1936, as amended) of Investacorp are subject to any of the provisions of Section 8 of the Commodity Exchange Act that would permit the Commodity Futures Trading Commission, subject to the terms of such section, to refuse to register or to suspend or revoke the registration of any of them. For purposes of the definition of “Affiliate,” “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a subject Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise);
     (viii) has a “security entitlement” (as defined in the Uniform Commercial Code) in all securities or investments held or purported to be held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with past practices to secure its obligations. Such securities are valued on the books of Investacorp in accordance with U.S. GAAP;
     (ix) except as set forth on Section 2.25(c) of the Company Schedule, does not have any agreements with customers relating to the clearing of futures or securities transactions, the custody of assets or the extension of credit;
     (x) as of December 31, 2006, owes no fees or assessments to any self-regulatory organization or SIPC for which bills have been received by it;
     (xi) is registered as a municipal securities dealer with the Municipal Securities Rule Making Board;
     (xii) is not acting as a specialist unit for any securities on any securities exchange;
     (xiii) currently has in effect a blanket broker-dealer fidelity bond as summarized on Section 2.25(c) of the Company Schedule; and
     (xiv) has filed all of its FOCUS Reports required to be filed by it since January 1, 2002, true copies of which have been made available by the Companies to LTFS. The financial statements of Investacorp filed with such FOCUS Reports have been prepared, in all material respects, in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial position of Investacorp at the respective dates thereof and its results of operations for the periods covered thereby, except, in each case, (A) as noted on Section 2.25(c) of the Company Schedule, (B) to the extent notes to such Financial Statements or statements of shareholder’s equity and/or cash flows would be required for such conformity to U.S. GAAP, would disclose deviations from U.S. GAAP or would reflect matters that would impact such financial position or results of operations, and (C) that such Financial Statements are subject to normal adjustments that, if made as a result of an audit, would not have a Material Adverse Effect on the Companies, taken as a whole.

          (d) Swaps, etc. All swap, forward future, option, or any similar agreements or arrangements executed or arranged by Investacorp were entered into (i) in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counter-parties believed at the time to be financially responsible; and each of them constitutes the valid and legally binding obligation of Investacorp and, to the Companies’ Knowledge, such counter-parties, enforceable in accordance with its terms against Investacorp and, to the Companies’ Knowledge, such counter-parties, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law). Neither Investacorp nor, to the Companies’ Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.
          (e) IAS:
     (i) is, and has been at all times, a registered investment advisor with the Commission pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”). Full and complete copies of its Form ADV, as amended (the “IAS Form ADV”) have been made available to LTFS and neither the IAS Form ADV nor any amendment thereto contains any untrue statement of material fact or omits to state a material fact required to be stated in order to make the statements contained therein, in the light of the circumstances in which they were made, not misleading;
     (ii) is not prohibited by any section of the Investment Advisers Act, or the rules and regulations thereunder, from acting as an investment adviser;
     (iii) has not been, nor, to Companies’ Knowledge, has any Affiliate, director, officer, employee or registered representative thereof been, in connection with the performance of his/her duties and/or services for IAS, since January 1, 2002, convicted of any crime or been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of, or limitation of the activities of, an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder; nor, to the Companies’ Knowledge, is there a current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in any such denial, suspension, revocation, or limitation;
     (iv) has not been, nor has, to Companies’ Knowledge, any Affiliate, director, officer, employee or registered representative thereof been, in connection with the performance of his/her duties and/or services for IAS, (A) subject to any cease and desist, censure or other disciplinary or similar order issued by, (B) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (C) a party to any commitment letter or similar undertaking to, (D) subject to any order or directive by or (E) a recipient of any supervisory letter from, any Governmental Entity;

     (v) has not been, nor has, to Companies’ Knowledge, any Affiliate, director, officer, employee or registered representative been, in connection with the performance of his/her duties and/or services for IAS, except as already set forth in IAS Form ADV, subject to any other form of liability or discipline, whatsoever, whether imposed by a Governmental Entity or SRO, which would be required to be disclosed on IAS Form ADV;
     (vi) has adopted a formal code of ethics and policies to prevent insider trading (to the extent required under applicable law). Such code and policies complies, in all material respects, to the extent applicable thereto, with Section 204A of the Investment Advisers Act;
     (vii) is duly registered in any state or other jurisdiction where its business as an investment adviser would require registration, has filed all necessary reports and such reports are accurate and complete in all material respects, and is otherwise in compliance with all laws of the state or other jurisdiction regarding such registration and such business activities;
     (viii) is the only Company required to be registered as an investment adviser in any jurisdiction or with any SRO, and no Affiliate, director, officer, employee or registered representative thereof is, to Companies’ Knowledge, in connection with the performance of his/her duties and/or services for IAS, subject to any material liability or disability by reason of his/her failure to register;
     (ix) has, except as would not have a Material Adverse Effect on the Company and subject in all events to performance by LTFS of its obligations under Section 4.8, at all times been in compliance with the terms of each investment advisory contract to which it is a party and no event has occurred or condition exists that constitutes, or with notice or the passage of time will constitute, an event of default, except as would not have a Material Adverse Effect on the Company. Each such investment advisory contract complies with the restrictions set forth in Section 205 of the Investment Advisers Act;
     (x) has maintained and preserved books and records that comply with Section 204 of the Investment Advisers Act and the rules promulgated thereunder and has disseminated no advertising material in contravention of Rule 206(4)-1; and
     (xi) Section 2.25(e)(xi) of the Company Schedule sets forth a true and complete listing of each investment advisory contract to which IAS is a party and attached as an exhibit to Section 2.25(e)(xi) of the Company Schedule is the standard form of such investment advisory contract. IAS has not deviated from such form of agreement other than for changes relating to compensation or changes that are not materially adverse to IAS’ interests.

     SECTION 2.26 VIA Companies. Without limiting the generality of Section 2.8, each of the VIA Companies:
     (i) satisfies, and, to Companies’ Knowledge, each of their employees and registered representatives satisfies, to the extent they are acting as broker-dealers or investment advisers (in particular with respect to the sales of variable contracts, including variable annuities) for any of the Companies, the applicable representations and warranties set forth in paragraphs (c) and (e) of Section 2.25;
     (ii) has complied, to the extent applicable, with NASD Rule 2820 governing the activities of members with regard to the offer and sale of variable contracts and has maintained appropriate compensation records in accordance therewith;
     (iii) has, to the extent applicable, substantially followed the guidelines set forth in NASD IM-2210-2 as it applies to its communications to the public about variable annuities, whether those communications be individualized letters, presentations, sales literature or advertisements;
     (iv) is, to the extent required, licensed as an authorized insurance agency in each jurisdiction in which it presently offers or sells insurance and, to the extent required, each of its employees and independent contractors that offers or sells insurance in such jurisdiction on behalf of the VIA Companies (and solely with respect to his/her offer and sale thereof) is licensed as an authorized insurance agent in such jurisdiction, in each case, for the type of insurance such VIA Company presently offers or sells in such jurisdictions; and meets, and, to Companies’ Knowledge, each of its employees and independent contractors that effectuates such offers and sales meets (and solely with respect to his/her offer and sale thereof), in all material respects, all statutory and regulatory requirements of all applicable Governmental Entities which have jurisdiction over such offers or sales. Section 2.26 of the Company Schedule sets forth each state in which each of the Via Companies is an admitted or non-admitted insurance agent; and for each state in which it is non-admitted, but is required to be admitted, whether it has been approved or disapproved;
     (v) has not, nor has, to Companies’ Knowledge, any employee or independent contractor thereof, been disciplined in any manner by any Governmental Entity for activity related to the offer or sale of insurance by such VIA Company, except as listed in Section 2.26 of the Company Schedule.
     SECTION 2.27 Licensed Employees. The Stockholders have made available to LTFS a true and complete list of all registered representatives of the Companies and other Persons holding securities or insurance licenses in connection with their duties performed for any of the Companies and each state or jurisdiction in which each individual is so registered.
     SECTION 2.28 Restrictions on Business Activities. Except as disclosed in Section 2.28 of the Company Schedule, there is no agreement, commitment, judgment, injunction, order or decree binding specifically upon any Company or its assets or to which a Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing the business practices of such Company as currently conducted or any acquisition of property by the Company that would otherwise be permitted by applicable law, other than such effects, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect on the Companies.

     SECTION 2.29 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Companies, taken as a whole, (a) no Company has violated or is in violation of any Environmental Law; (b) to the Knowledge of the Companies, none of the real properties currently or formerly leased or operated by any Company (including, without limitation, air, soils and surface and ground waters) is contaminated with any Hazardous Substance; (c) to the Knowledge of the Companies, no Company is actually or alleged in writing to be liable for any off-site contamination by Hazardous Substances; and (d) each Company has all permits, licenses and other authorizations required under any Environmental Law in order to conduct its business as presently conducted.
     SECTION 2.30 Survival of Representations and Warranties. The representations and warranties of the Companies set forth in this Agreement shall survive the Closing but only for and up to a period ending the earlier of (a) eighteen (18) months after the Closing Date and (b) July 1, 2009, except that (i) the representations and warranties in Section 2.1 and Section 2.4 shall survive without limitation as to time, and (ii) the representations and warranties in Section 2.11 shall survive for a period of three (3) years after the Closing Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LTFS
     Subject to the exceptions set forth on the document annexed hereto, executed by the Parties and identified as the “LTFS Schedule” (the “LTFS Schedule”), and except as provided therein, LTFS represents and warrants to the Stockholders as follows:
     SECTION 3.1 Organization of LTFS. LTFS is a corporation duly incorporated, validly existing and in active status under the law of the State of Florida and is qualified to do business in each state where the nature of the business it conducts or the properties it owns, leases or operates requires it to so qualify, except for those states in which any failure by such Company to be so incorporated, validly existing, in good standing and/or qualified could not reasonably be expected to have a Material Adverse Effect on LTFS. LTFS has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such power could not reasonably be expected to have a Material Adverse Effect on LTFS.
     SECTION 3.2 Authority and Corporate Action. LTFS has all necessary corporate power and authority to enter into this Agreement and the LTFS Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate action necessary to be taken by LTFS (including by its board of directors and shareholders, as applicable), to authorize the execution, delivery and performance by LTFS of this Agreement and the LTFS Transaction Documents to which it is a party has been duly and validly taken. This Agreement and each of the LTFS Transaction Documents constitutes, or will constitute upon execution and delivery thereof, the valid, binding and enforceable obligation of LTFS, enforceable against LTFS in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
     SECTION 3.3 No Conflicts, etc. Subject to receipt of the approvals and filings set forth in Section 3.3 of the LTFS Schedule, neither the execution and delivery of this Agreement by LTFS or of any LTFS Transaction Document by LTFS to the extent a party thereto, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with, result in a breach or violation of or constitute (or with notice of lapse of time or both constitute) a default under, (A) the certificate or articles of incorporation or by-laws (or similar constituent documents) of LTFS or (B) any applicable law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which LTFS is a party or by which LTFS or any of its properties is subject or bound, except where any such conflict, breach, violation or default, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon LTFS; (ii) result in the creation of, or give any third party the right to create any Lien upon the assets of LTFS or any of its subsidiaries (including, from and after the Closing, the Companies), except as provided for in this Agreement or the Pledge Agreement or where such Lien, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon LTFS; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract to which LTFS is a party, except where such termination or modification, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon LTFS; or (iv) result in any suspension, revocation, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to LTFS or any of its subsidiaries (including, from and after the Closing, the Companies), except where such suspension, revocation, impairment, forfeiture or nonrenewal, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon LTFS.
     SECTION 3.4 Consents and Approvals. Except as set forth in Section 3.4 of the LTFS Schedule, the execution and delivery of this Agreement by LTFS and of the LTFS Transaction Documents by LTFS to the extent a party thereto do not, and the performance of this Agreement and the LTFS Transaction Documents by LTFS to the extent a party hereto and thereto will not, require LTFS or any Affiliate thereof to obtain any consent, approval, authorization or other permit from, or to make any filing with or notification to, any Governmental Entity or other third party, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent the consummation of the transactions contemplated hereby and/or LTFS from performing any of its obligations under this Agreement or any such LTFS Transaction Document.

     SECTION 3.5 Financial Statements and Certain Financial Matters.
          (a) SEC Reports; Financial Statements. True and complete copies of all forms, reports, schedules, registration statements, proxy statements and other documents filed by LTFS with the Commission (as such documents have been amended since the time of their filing, and including any such documents filed subsequent to the date of this Agreement, collectively, the “LTFS SEC Filings”) are available on the Commission’s website. Each of the LTFS SEC Filings, as of its filing date, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations rules and regulations promulgated by the Commission with respect thereto and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in light of the circumstances in which such statements were made. The LTFS SEC Filings constitute all of the reports under the Exchange Act that were required to be filed by LTFS as of the date hereof since January 1, 2002 and LTFS has otherwise complied with all material requirements of the Securities Act and Exchange Act and the applicable rules and regulations rules and regulations promulgated by the Commission with respect thereto. The unaudited consolidated financial statements of the LTFS Companies included in the LTFS SEC Filings for the six months ended June 30, 2007 and the audited consolidated financial statements of the LTFS Companies included in the LTFS SEC Filings for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004 (the “LTFS Financial Statements”) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, and the LTFS Financial Statements have been prepared from and in accordance with the books and records of LTFS and in accordance with U.S. GAAP applied on a consistent basis during the periods covered, except as may be indicated in the notes thereto, subject to normal year-end audit adjustments in the case of all financial statements that are interim or unaudited financial statements, and fairly present the financial condition of the LTFS Companies as of their respective dates and the results of operations and cash flows of the LTFS Companies for the periods covered thereby in accordance with U.S. GAAP in all material respects.
          (b) Books and Records. The books of account and other similar financial books and records of the LTFS Companies have been maintained, in all material respects, in accordance with good business practice in the industry in which the LTFS Companies operate, are complete and correct in all material respects and there have been no material transactions that are required by either applicable regulatory requirements or by good business practice in the industry in which the Companies operate to be set forth therein and which have not been so set forth. Copies of all such books and records have been made available to the Companies.
     SECTION 3.6 Disclosure. No representation or warranty by LTFS contained in this Agreement and no information contained in any Schedule furnished to the Stockholders and the Companies by LTFS pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.

     SECTION 3.7 Financing. At Closing, LTFS will have sufficient immediately available funds to pay the Purchase Price to the Stockholders in accordance with this Agreement
     SECTION 3.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any LTFS Company.
     SECTION 3.9 Investment. LTFS acknowledges and agrees that the Company Stock has not been registered under the Securities Act or under any Blue Sky Laws, and LTFS represents and warrants that it is acquiring the Company Stock for its own account for investment purposes, and not with a view to the distribution thereof.
     SECTION 3.10 Survival of Representations and Warranties. The representations and warranties of LTFS set forth in this Agreement shall survive the Closing but only for and up to a period ending the earlier of (a) eighteen (18) months after the Closing Date and (b) July 1, 2009, except that the representations and warranties in Section 3.1 shall survive without limitation as to time.
ARTICLE IV
COVENANTS
     SECTION 4.1 Conduct of Business. Subject to and except as contemplated in Section 4.6, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Company shall, except as required or permitted by the terms of this Agreement or any of the other Transaction Documents and/or except to the extent that LTFS shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers, employees and registered representatives, (iii) maintain the historical level of each component of working capital and (iv) preserve its relationships with customers, suppliers, distributors, licensors, licensees, employees, registered representatives, associates and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or any of the other Transaction Documents (including in Section 4.6 and/or in Schedule 4.6), without the prior written consent of LTFS, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Company shall not:
          (a) pledge, sell, transfer, dispose of or otherwise encumber or grant any rights or interests to any third party of any kind with respect to all or any part of its capital stock or enter into any discussions or negotiations with any third party to do so;

          (b) pledge, sell, lease, transfer, dispose of or otherwise encumber any of its material property or assets other than consistent with past practices and in the ordinary course of business or enter into any discussions or negotiations with any third party to do so;
          (c) issue any shares of capital stock, any securities convertible into or exchangeable for capital stock or any other class of securities, whether debt or equity;
          (d) declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock or directly or indirectly redeem or purchase any such capital stock;
          (e) in any manner whatsoever, advance, transfer or distribute to a Stockholder or any of a Stockholder’s Affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices;
          (f) make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided or contracted for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer, employee or registered representative or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices or as normally occurring as the result of regularly scheduled compensation reviews of non-officer administrative personnel;
          (g) make any capital expenditures in excess of $50,000 in the aggregate;
          (h) amend its certificates or articles of incorporation or by-laws;
          (i) merge or consolidate with, or acquire all or substantially all of the assets of, or otherwise acquire any business operations of, any Person;
          (j) waive or compromise a valuable right or material debt;
          (k) give satisfaction or discharge of any Lien or claim;
          (l) make any material change to a material contract or arrangement by which it or any of its assets is bound or subject;
          (m) enter into any transaction of the type referred to in Section 2.22 (subject to the exceptions set forth therein) that is not reasonably satisfactory to LTFS;
          (n) make any loans or guarantees to or for the benefit of its employees, registered representatives, holders of its capital stock, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
          (o) accelerate the recognition of revenues or defer the recognition of expenses other than in accordance with U.S. GAAP and consistent with past practices; or
          (p) enter into any agreement to effectuate any of the foregoing.

     SECTION 4.2 Access to Information. Each Party will each afford the other Party and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of such other Party during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of such Party, as the first Party may reasonably request. In furtherance of its obligations pursuant to this Section 4.2, each Party will, and will cause its auditors to, (a) continue to provide the other Party and its advisors full access to all of its financial information used in the preparation of its financial statements and other financial information furnished to such other Party and (b) cooperate fully with any reviews performed by such other Party or its advisors of any such financial statements or information.
     SECTION 4.3 No Other Negotiations. Until the earlier of the Closing or the termination of this Agreement, no Stockholder, Company or any of their Affiliates will (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward or (c) enter into any agreement or understanding providing for any acquisition of any capital stock of any Company or, except in the ordinary course of business, any part of a Company’s assets, nor shall any Stockholder, Company or any of their Affiliates provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. The Stockholders and the Companies shall immediately notify LTFS of any such inquiries or proposals or requests for information for such purpose. Each Company shall use its best efforts to cause its directors, officers, employees, agents and Representatives to comply with the provisions of this Section 4.3.
     SECTION 4.4 Disclosure of Certain Matters. During the period from the date hereof through the Closing Date, except as prohibited by law, the Stockholders, on the one hand, and LTFS, on the other hand, shall give the other prompt written notice of any event or development known to such Party that (a) had it existed or been known on the date hereof would have been required to be disclosed by it under this Agreement, (b) would cause any of its representations and warranties contained herein to be inaccurate or otherwise misleading, (c) could reasonably be expected to result in any of the conditions to LTFS’ obligations (in the case of the Stockholders), or the Stockholders’ and the Companies’ obligations (in the case of LTFS), set forth in Article V not being satisfied or (d) constitutes a Material Adverse Effect on the Companies (in the case of the Stockholders) or the LTFS Companies (in the case of LTFS), in each case, taken as a whole. The Party preparing and delivering a Disclosure Schedule shall have the obligation to supplement or amend such Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule. The obligations of each Party to amend or supplement its respective Disclosure Schedule shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 5.2(a), 5.3(a), 6.1, 6.2, 7.1(c) and 7.1(d), the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Section 4.6, Schedule 4.1, Schedule 4.6 or otherwise expressly contemplated by any of the Transaction Documents.

     SECTION 4.5 Required Information. In connection with the preparation of reports that either Party may be required to file under the Exchange Act, press releases, and for such other reasonable purposes, the Stockholders and the Companies, on the one hand, and LTFS, on the other hand, each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of LTFS or any Company to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Each Party warrants and represents to the other Party that all such information, to the extent provided or delivered for purposes of the preparation of press releases or reports required to be filed under the Exchange Act or any other regulatory filings required to be effectuated, shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     SECTION 4.6 Adoption of Compensation Plan Prior to Closing. Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree that the Investacorp Companies (or any of them) shall have the right, exercisable in their sole and absolute discretion, to adopt and perform under a compensation plan with respect to one or more of the Persons identified on Schedule 4.6 (the “Participants”), providing for the payment by such Investacorp Companies of bonuses to such Persons in such amounts and on such terms as are set forth on the formal bonus plan annexed to such Schedule (such plan, the “Pre-Closing Compensation Plan”). In order to enable the effectuation of such Pre-Closing Compensation Plan and to enable the Parties to complete the transactions contemplated by this Agreement, the Parties agree that each of the Investacorp Companies (or any of them) and each of the Stockholders has the right to take such actions prior to Closing, including the making of one or more capital contributions by such Stockholders in order to fund the Pre-Closing Compensation Plan, including without limitation employers’ payroll taxes in connection therewith (collectively, the “Zwigard Contribution”), and the execution and delivery, by and on behalf of such Investacorp Companies, of such further agreements, documents, certificates, instruments and amendments (including “Deferred Bonus Agreements” (as defined in the Pre-Closing Compensation Plan) with each of the Participants), in each case, as may be necessary, convenient and/or desirable, in their reasonable discretion, in order to carry out the intentions and purposes of this Section 4.6 prior to the consummation of the transactions contemplated by this Agreement. The Parties acknowledge and agree that any payments required to be made by the Companies under the Pre-Closing Compensation Plan shall be unconditionally paid on or prior to the Closing and that, following the Closing, none of the Companies or LTFS or, with respect to the Companies, any of the Participants, shall have any obligations under the Pre-Closing Compensation Plan, including, without limitation employer’s payroll taxes in connection therewith. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the foregoing (including the effectuation of Pre-Closing Compensation Plan and the Zwigard Contribution and the entry into “Deferred Bonus Agreements” (as defined in the Pre-Closing Compensation Plan) with each of the Participants) will not in any event constitute breaches or violations of any of the representations, warranties, covenants and/or agreements contained in this Agreement (including for purposes of Articles 5 or 6).
     SECTION 4.7 Additional Agreements and Pre-Closing Matters. On or prior to the Closing, the Parties and/or certain other Persons shall execute and deliver to each other the following:
          (a) an Employment Agreement between Investacorp and Zwigard in the form of Exhibit C to be effective as of immediately following the Closing (the “Employment Agreement”); and
          (b) a Stock Option Agreement between LTFS and Zwigard in the form of Exhibit D to be effective as of immediately following the Closing (the “Stock Option Agreement”).
     For Federal, state and local Tax purposes, the Parties agree to allocate a portion of the Purchase Price equal to $50,000 to the restrictive covenants of Zwigard set forth in the Employment Agreement. The Parties will report the purchase of the Company Stock and the restrictive covenants of Zwigard set forth in the Employment Agreement in accordance with this Section 4.7 on all Federal, state and local Tax returns and reports, and will not take any position that is inconsistent with this Section 4.7 during any Tax examination, appeal or related judicial proceeding without the prior written consent of the other Party. The Stockholders agree and acknowledge that LTFS considers the restrictive covenants of Zwigard set forth in the Employment Agreement an integral part of the consideration motivating LTFS to enter into this Agreement and to consummate the transactions contemplated hereby. The Stockholders agree and acknowledge that the portion of the Purchase Price hereinabove agreed to be allocated to the restrictive covenants of Zwigard set forth in the Employment Agreement is set for Tax purposes only and is not intended to limit or affect in any way, the remedies or damages, including without limitation, monetary damages, that may be asserted or collected upon any breach by Zwigard thereof.
     SECTION 4.8 Regulatory and Other Authorizations.
          (a) LTFS will, at its sole cost and expense, identify and timely and duly prepare, make and provide all necessary filings, notifications, documentation and information, and use its best efforts to timely and duly obtain all authorizations, consents, orders, permits and approvals of all federal, state and other regulatory bodies and officials (including FINRA, state insurance regulators and all other applicable Governmental Entities), and all other applicable third parties, that are required for the consummation of the transactions contemplated by this Agreement (including those listed on Section 3.3 and/or Section 3.4 of the LTFS Schedule and on Section 2.2, Section 2.3 and/or Section 2.12 of the Company Schedule).

          (b) LTFS will provide prompt notification to Zwigard when any such filing, notification, information, authorization, consent, order, permit or approval required to be obtained, made or given under Section 4.8(a) is obtained, made or given, as applicable. Each Party will advise the others of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any governmental or regulatory authority regarding any of the transactions contemplated by this Agreement or any of the other Transaction Documents. The Stockholders will cooperate reasonably with LTFS in connection with obtaining, making or providing, as applicable, all of such filings, notifications, information, authorizations, consents, orders, permits or approvals.
     SECTION 4.9 Best Efforts. From the date hereof to the Closing, each Party shall use its best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article V to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities required to be obtained hereunder and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (c) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any Party to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.
     SECTION 4.10 Directorship. LTFS shall, at its sole cost and expense, at all times that Zwigard shall serve as a director of any of the LTFS Companies (including each and any of the Companies) (including any and all successors thereof), include Zwigard as an insured person under any directors & officers’ liability (D&O) insurance coverage on the same terms as the other directors of LTFS.
     SECTION 4.11 Public Disclosure. From the date of this Agreement until the earlier of the date of filing of the Consummation 8-K (or any later amendment thereof) or termination of this Agreement, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no Party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of LTFS (in the case of the Stockholders and the Companies) or Zwigard (in the case of LTFS), except, subject to the following sentence, as required by law or by the rules and regulations of the AMEX or FINRA. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms or consummation of the transactions contemplated hereby public, or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult and cooperate in good faith with the other Party regarding such disclosure. This provision will not apply to communications by any Party to its Representatives. Notwithstanding the foregoing, the Parties agree that (i) as promptly as practicable after the execution of this Agreement and, in all events within the statutorily required period, LTFS will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Execution 8-K”), and (ii) as promptly as practicable after the Closing and, in all events within the statutorily required period, LTFS will prepare and file another Current Report on Form 8-K pursuant to the Exchange Act to report the consummation of the transactions contemplated by this Agreement (the “Consummation 8-K” and, together with the Execution 8-K and any other Form 8-K filed with respect to the transactions contemplated by this Agreement, the “Forms 8-K”). LTFS shall provide Zwigard, sufficiently in advance of each filing, the opportunity to review and comment on drafts of each of the Forms 8-K and of each amendment thereto, and LTFS shall use commercially reasonable efforts to incorporate, to the fullest reasonable extent, Zwigard’s comments thereto. Any language included in a filing of such Forms 8-K (or of any amendment thereof) that reflects Zwigard’s comments with respect to such filing, as well as any text as to which Zwigard has not commented upon being given a reasonable opportunity to comment with respect to such filing, shall be deemed to have been approved by Zwigard.
     SECTION 4.12 Tax Matters.
          (a) Tax Returns. LTFS, at its sole cost and expense, shall cause each of the Companies to prepare or cause to be prepared and file or cause to be filed all Tax returns of the Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date (each, a “Short Year Return”). LTFS shall allow the Stockholders to review and comment on each such Tax returns described in the preceding sentence prior to filing and shall adopt in such returns all comments of the Stockholders so long as: (i) such comments do not result in a finding or admission of any violation by the Companies of any Law or Order, and (ii) the Stockholders pay all Taxes that are required to be paid in accordance with such returns. LTFS will use commercially reasonable efforts to cause the Companies to incorporate all other comments of the Stockholders into such returns.
          (b) Control of Contest. The Stockholders shall have the right, at their own expense, to control any audit, investigation or examination by any taxing authority, initiate any claim for refund or amended Tax return and contest, resolve and defend against any assessment, deficiency or other adjustment or proposed adjustment of Taxes for any taxable period ending on or prior to the Closing Date for which the Stockholders are charged with liability for payment of Tax under this Agreement; provided, that LTFS shall have the right to participate on the Companies’ behalf, at its sole cost and expense, and (a) LTFS’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement of such matter, except that such consent shall not be required if (1) there is no finding or admission of any violation by the

Companies of any Law or Order, and (2) the sole relief provided is monetary damages that are paid in full by the Stockholders and (b) the Stockholders will have no liability with respect to any settlement of such matters effected without their consent (not to be unreasonably withheld, conditioned or delayed). Each Party will allow the other and its counsel and its accountants (at its own expense) to be represented during any audits of Tax returns to the extent that disputed items therein relate to the Companies. LTFS shall undertake or authorize actions of the Companies as reasonably requested by the Stockholders with respect to this Section 4.12(b).
          (c) General. Each of LTFS and the Stockholders shall provide the other with the right to have reasonable access to personnel, and to copy and use, any records or information that may be relevant in connection with the preparation of any Tax returns, any audit or other examination by any taxing authority or any litigation relating to liability for Taxes. Information required in the filing of any Tax return shall be provided to the other Party not less than thirty (30) days before such Tax return is due. The Stockholders and LTFS shall retain all records relating to Taxes for as long as the statute of limitations with respect thereto shall remain open.
          (d) Code §338(h)(10) Election. Subject in all events to Section 4.12(d)(vi) below, the Parties agree as follows:
     (i) Upon the written request (the “338(h)(10) Election Request”) by LTFS given to the Stockholders at least ninety (90) days prior to the earlier to occur of the due date for filing of the 338(h)(10) Election and the due date (including an automatic extension period) for filing of the Short Year Return (the earlier to occur of the foregoing filing deadlines is hereinafter referred to as the “Filing Deadline”), each Stockholder shall join with LTFS and the Investacorp Companies in making an election under Code §338(h)(10) (and any corresponding election under state, local, and foreign Tax law) with respect to the purchase and sale of the Investacorp Companies’ stock hereunder (collectively, a “338(h)(10) Election”). The Stockholders shall include any income, gain, loss, deduction, or other tax item resulting from the 338(h)(10) Election on their Tax returns to the extent required by applicable law.
     (ii) If LTFS, the Investacorp Companies and the Stockholders make the 338(h)(10) Election, LTFS and the Stockholders agree that the Purchase Price (plus other relevant items) will be allocated to the assets of the Investacorp Companies for all purposes (including Tax and financial accounting) in a manner consistent with Code §§338 and 1060 and the regulations thereunder and the 338(h)(10) Allocation Schedule attached hereto as Schedule 4.12(d). LTFS and the Stockholders shall file all Tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocations.
     (iii) If LTFS, the Investacorp Companies and the Stockholders make the 338(h)(10) Election, LTFS shall reimburse and pay to the Stockholders, in the time and manner provided below in Section 4.12(d)(v), any additional Tax liability imposed upon the Stockholders pursuant to the Code, and any similar Tax that may be imposed in lieu thereof or in addition thereto in connection with the 338(h)(10) Election by LTFS, the Investacorp Companies and the Stockholders, in excess of the Tax obligation that would have been imposed on the Stockholders had the 338(h)(10) Election not been made and the Stockholders had been taxed solely on the sale of the Company Stock with respect to the Investacorp Companies (the “338(h)(10) Adjustment”).
     (iv) To the extent a 338(h)(10) Adjustment constitutes income to the Stockholders subject to federal, state or local income and/or employment or other Taxes, the 338(h)(10) Adjustment shall be increased to and include the amount computed under the Gross-Up Formula, as defined and provided below (each, as increased, a “Grossed-Up 338(h)(10) Adjustment”; collectively, the “Grossed-Up 338(h)(10) Adjustments”). Each Grossed-Up 338(h)(10) Adjustment shall be in the amount computed under the following formula (the “Gross-Up Formula”): Divide the gross taxable amount of each 338(h)(10) Adjustment to a Stockholder by a number equal to one minus the highest combined marginal U.S. federal income tax rate plus any other applicable tax rates (e.g., FICA, Medicare and employment (self and otherwise) tax rates) payable by the Stockholders as a result of the 338(h)(10) Adjustment or such other combined tax rates that are similar to or replace such combined tax rates applicable to such Stockholder that are in effect at the time each such 338(h)(10) Adjustment is made. Notwithstanding anything to the contrary in the Gross-Up Formula above, (i) the Parties agree that an adjustment for any overpayment of FICA, Medicare and employment (self and otherwise) Taxes shall be made to a Grossed-Up 338(h)(10) Adjustment to take into account the extent (if any) to which all or a portion of either Stockholder’s FICA, Medicare and employment (self and otherwise) Taxes has been previously paid by such Stockholder in order to avoid any double payment thereof and (ii) if a 338(h)(10) Adjustment is taxable, in whole or in part, at the long-term capital gains rate (excluding any FICA, Medicare or employment Taxes) that is in effect at the applicable time rather than at the highest combined marginal U.S. federal income tax rate, then the Gross-Up Formula shall be adjusted to provide that such long-term capital gains rate shall be used for all or such portion of the 338(h)(10) Adjustment that is taxable at such long-term capital gains rate. For example, if a $100.00 338(h)(10) Adjustment is subject to the Gross-Up Formula and it is taxable at the ordinary income tax rate, and the highest combined marginal tax rate applicable to such Stockholder at such time (including federal income tax rates and all other applicable tax rates (e.g., FICA, Medicare and employment (self and otherwise) tax rates)) is 40%, the 338(h)(10) Adjustment shall be increased under the Gross-Up Formula to, and the Grossed-Up 338(h)(10) Adjustment shall be, $166.67. Alternatively, if a $100.00 338(h)(10) Adjustment is subject to the Gross-Up Formula and it is taxable at the long-term capital gains rate, and the long-term capital gains rate applicable to such Stockholder at such time (excluding any FICA, Medicare or employment Taxes) is 15%, the 338(h)(10) Adjustment shall be increased under the Gross-Up Formula to, and the Grossed-Up 338(h)(10) Adjustment shall be, $117.65. In addition, any interest or penalties imposed against a Stockholder by any federal, state or local taxing authority as a result of any increase in the Tax liability owed by such Stockholder due to a change in the allocation of Purchase Price amongst the assets of the Investacorp Companies deemed to be purchased (other than a change in the portion of the Purchase Price allocated to the restrictive covenants of Zwigard set forth in the Employment Agreement pursuant to Section 4.7) shall be paid or reimbursed by LTFS and increased by the Gross-Up Formula (the “Grossed-Up Penalties and Interest Payment”) in the time and manner provided below in Section 4.12(d)(v) or, if later, when imposed.
     (v) Within thirty (30) days after the receipt by the Stockholders’ of the 338(h)(10) Election Request, the Stockholders shall calculate the amount of the 338(h)(10) Adjustment and the Grossed-Up 338(h)(10) Adjustment (such calculated amount shall be collectively the “Calculated 338(h)(10) Adjustments”), if any, for each such Stockholder pursuant to Section 4.12(d)(iv) above and provide such calculation to LTFS for LTFS’s review. LTFS shall have the right to review such calculation of the Calculated 338(h)(10) Adjustments for each such Stockholder and object to it to the extent LTFS disagrees with the Calculated 338(h)(10) Adjustments as a result of such payments being inconsistent with the provisions of Section 4.12(d)(iv) above. If LTFS does not object to the Calculated 338(h)(10) Adjustments by written instrument delivered to the Stockholders’ within fifteen (15) days after receipt of such calculation, LTFS shall be deemed to have agreed to the Calculated 338(h)(10) Adjustments. If LTFS timely objects to the Calculated 338(h)(10) Adjustments by written instrument delivered to the Stockholders’ within fifteen (15) days after receipt of such calculation, the Parties shall immediately attempt in good faith to resolve such dispute. If LTFS and the Stockholders cannot agree upon the amount of the Calculated 338(h)(10) Adjustments within ten (10) days after commencement of negotiations with respect thereto, such dispute shall be submitted to the CPA for final and binding determination. Upon the final determination with respect to the Calculated 338(h)(10) Adjustments, whether by agreement (or deemed agreement) of the Parties or determination by the CPA, such determination shall be final, binding and non-appealable and, as directed by such determination, LTFS shall pay to the Stockholders (or their designees) any and all amounts owed thereto within the earlier to occur of five (5) business days thereafter, or five (5) business days prior to the Filing Deadline. LTFS will pay the Grossed-Up Penalties and Interest Payment to the Stockholders no less than five (5) business days prior to the date that the amount is payable to the appropriate taxing authorities after final determination of any penalties or interest has been made.
     (vi) Notwithstanding anything hereinabove specified to the contrary, it is specifically understood and agreed that the Stockholders shall not be considered to have agreed hereunder to the making of the 338(h)(10) Election, nor shall they join in making such election, nor in any event shall LTFS or any of the Investacorp Companies file or make the 338(h)(10) Election, until LTFS shall have paid in full to the Stockholders the Calculated 338(h)(10) Adjustments, as finally determined pursuant to the preceding sub-section.

     SECTION 4.13 Conduct of IAS Business between the Closing Date and the IAS Transfer Date. During the period from the Closing Date and continuing until the IAS Transfer Date, IAS shall, except as required or permitted by the terms of this Agreement or any of the other Transaction Documents and/or except to the extent that LTFS shall otherwise consent (whether or not in writing, including in connection with LTFS’ performance of the Services under Section 4.14), carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, employees, associates and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or any of the other Transaction Documents, and except to the extent that LTFS shall otherwise consent (whether or not in writing, including in connection with LTFS’ performance of the Services under Section 4.14), during the period from the Closing Date until the IAS Transfer Date, IAS shall not:
          (a) pledge, sell, transfer, dispose of or otherwise encumber or grant any rights or interests to any third party of any kind with respect to all or any part of its capital stock or enter into any discussions or negotiations with any third party to do so;
          (b) pledge, sell, lease, transfer, dispose of or otherwise encumber any of its property or assets other than consistent with past practices and in the ordinary course of business or enter into any discussions or negotiations with any third party to do so;
          (c) issue any shares of capital stock, any securities convertible into or exchangeable for capital stock or any other class of securities, whether debt or equity;
          (d) declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock or directly or indirectly redeem or purchase any such capital stock;
          (e) in any manner whatsoever, advance, transfer or distribute to a Stockholder or any of a Stockholder’s Affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices;
          (f) make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided or contracted for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices or as normally occurring as the result of regularly scheduled compensation reviews of non-officer administrative personnel;

          (g) make any capital expenditures;
          (h) amend its certificates or articles of incorporation or by-laws;
          (i) merge or consolidate with, or acquire all or substantially all of the assets of, or otherwise acquire any business operations of, any Person;
          (j) waive or compromise any valuable right or debt;
          (k) give satisfaction or discharge of any Lien or claim;
          (l) make any change to any material contract or arrangement by which it or any of its assets is bound or subject;
          (m) enter into any transaction of the type referred to in Section 2.22 (subject to the exceptions set forth therein);
          (n) make any loans or guarantees to or for the benefit of its employees, holders of its capital stock, officers, or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
          (o) accelerate the recognition of revenues or defer the recognition of expenses other than in accordance with U.S. GAAP and consistent with past practices; or
          (p) enter into any agreement to effectuate any of the foregoing.
The Parties acknowledge that, subsequent to the Closing and prior to the IAS Transfer Date, LTFS may need access to information, documents, or computer data in the control or possession of IAS, and may need to review and/or copy documents or other information relating to the Companies for purposes of concluding or evidencing the transactions contemplated herein and for audits, investigations, compliance with requirements, rules and requests of Governmental Entities, and the prosecution or defense of third-party claims. Accordingly, after the Closing Date and prior to the IAS Transfer Date, IAS will make available, during normal business hours and in such manner as will not unreasonably disrupt the operations of IAS, to LTFS and its agents and independent auditors such documents and information as may be available relating to the Companies and will permit LTFS to make copies thereof at LTFS’ expense.

     SECTION 4.14 Consulting Services/Working Capital Loans.
          (a) IAS hereby retains LTFS to provide consulting and related assistance to IAS (the “Services”) at the request of IAS with respect to all aspects of the operation of IAS’ business, for the period commencing on the Closing Date and terminating on the IAS Transfer Date. As full compensation for LTFS’ performance of the Services, IAS shall pay LTFS a consulting fee (the “Consulting Fee”) equal to the amount equal to (A) all revenues arising from the operation of IAS’ business during such period, less (B) any and all expenses, including taxes, interest and other expenses, paid and/or accrued on account of the operation of IAS’ business in a manner consistent with past practices during such period. The Consulting Fee shall be paid on or before the 10th day after the IAS Transfer Date. In the event that IAS’s working capital shall be less than zero at any time during such period, LTFS shall immediately make and fully fund a loan to IAS in the amount of such deficit (a “Working Capital Loan”); provided, however, that LTFS shall have no obligation to make Working Capital Loans in excess of $250,000 in the aggregate. Each Working Capital Loan shall be evidenced by a promissory note in a form reasonably satisfactory to IAS and bear interest at a simple rate of 8 % per annum. The principal and interest under all Working Capital Loans shall become due and payable on the date which is thirty (30) days following the IAS Transfer Date. Notwithstanding anything in this Agreement to the contrary IAS, shall retain ultimate control over the personnel, operations and policies of its business, including, without limitation, all legal and regulatory matters, until the IAS Transfer Date. IAS and its officers, employees and agents shall retain full access at all times to all aspects of the operations and books and records of its business and may, in its discretion, accept or reject, in whole or in part, any recommendation made by LTFS as IAS’ consultant. It is expressly understood that nothing in this Agreement is intended to give to LTFS or any of its Affiliates any right which would be deemed to constitute a transfer of control with respect to the IAS Stock at any time prior to the IAS Transfer Date.
          (b) LTFS shall reimburse and pay to the Stockholders, in the time and manner provided below, any and all Tax liability imposed upon the Stockholders pursuant to the Code and/or any other Tax that may be imposed in lieu thereof or in addition thereto, in connection with the operation of IAS between the Closing Date and the IAS Transfer Date (the “IAS Adjustment”). To the extent the IAS Adjustment constitutes income to the Stockholders subject to federal, state or local income and/or employment or other Taxes, the IAS Adjustment shall be increased to and include the amount computed under the Gross-Up Formula, as defined and provided in Section 4.12 (each, as increased, a “Grossed-Up IAS Adjustment”). In addition, any interest or penalties imposed against a Stockholder by any federal, state or local taxing authority as a result of any increase in the Tax liability owed by such Stockholder in connection with the operation of IAS between the Closing Date and the IAS Transfer Date shall be paid or reimbursed by LTFS and increased by the Gross-Up Formula (the “Grossed-Up IAS Penalties and Interest Payment”) in the time and manner provided below or, if later, when imposed. Within ninety (90) days after the IAS Transfer Date, the Stockholders shall calculate the amount of the IAS Adjustment, Grossed-Up IAS Adjustment and/or Grossed-Up IAS Penalties and Interest Payment (such calculated amount shall be collectively the “Calculated IAS Adjustments”), if any, for each such Stockholder and provide such calculation to LTFS for LTFS’s review. LTFS shall have the right to review such calculation of the Calculated IAS Adjustments for each such Stockholder and object to it to the extent LTFS disagrees with the Calculated IAS Adjustments as a result of such payments being inconsistent with the provisions of this Section 4.14(b). If LTFS does not object to the Calculated IAS Adjustments by written instrument delivered to the Stockholders’ within fifteen (15) days after receipt of such calculation, LTFS shall be deemed to have agreed to the Calculated IAS Adjustments. If LTFS timely objects to the Calculated IAS Adjustments by written instrument delivered to the Stockholders’ within fifteen (15) days after receipt of such calculation, the Parties shall immediately attempt in good faith to resolve such dispute. If LTFS and the Stockholders cannot agree upon the amount of the Calculated IAS Adjustments within ten (10) days after commencement of negotiations with respect thereto, such dispute shall be submitted to the CPA for final and binding determination. Upon the final determination with respect to the Calculated IAS Adjustments, whether by agreement (or deemed agreement) of the Parties or determination by the CPA, such determination shall be final, binding and non-appealable and, as directed by such determination, LTFS shall pay to the Stockholders (or their designees) any and all amounts owed thereto within five (5) business days thereafter.
     SECTION 4.15 Certain Claims. As additional consideration for payment of the Purchase Price pursuant to this Agreement, each Stockholder hereby releases and forever discharges effective as of the Closing Date, the Companies and their respective directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder’s (i) status as a holder of an equity interest in the Companies; and/or (ii) employment, service, consulting or other similar agreement entered into with any of the Companies prior to Closing, in each case, to the extent that the basis for such claims arise prior to the Closing; provided, however, that (A) each of the Companies will continue to indemnify and hold harmless each Stockholder, to the same extent provided in the Articles of Incorporation or Bylaws of such Company as of the date hereof, for any Proceeding brought against such Stockholder arising out of or resulting from such Stockholder’s (1) status as a holder of an equity interest in, or as an officer, director, employee, representative or agent of, such Company; and/or (2) employment, service, consulting or other similar agreement entered into with such Company prior to Closing, unless such Proceeding is (x) a derivative action brought by the shareholders or former shareholders of the applicable Company or (y) a Proceeding that is subject to indemnification in favor of LTFS pursuant to Section 6.1, and (B) the foregoing shall not release any obligations of LTFS or any Company set forth in, or contemplated to survive by, this Agreement or in any of the other Transaction Documents.
     SECTION 4.16 Confidentiality. Subject to the provisions of Section 4.11, any confidentiality agreement previously executed by the Parties shall continue to be in effect in accordance with its terms, including, notwithstanding anything set forth in this Agreement to the contrary, following any termination of this Agreement for any reason.
     SECTION 4.17 Access to Information Following Closing. Prior to the Closing, the Stockholders may, at their expense, make copies of any and all records of the Companies which the Stockholders are required to maintain by Law. The Parties acknowledge that, subsequent to the Closing, the Stockholders may need access to information, documents, or computer data in the control or possession of the Companies or LTFS, and the Stockholders may need to review and/or copy documents or other information relating to the Companies for purposes of concluding or evidencing the transactions contemplated herein and for audits, investigations, compliance with requirements, rules and requests of Governmental Entities, and the prosecution or defense of third-party claims. Accordingly, after the Closing Date, LTFS agrees that it will make available, during normal business hours and in such manner as will not unreasonably disrupt the operations of the Companies, to the Stockholders and its agents and independent auditors such documents and information as may be available relating to the Companies in respect of periods prior to the Effective Date and will permit the Stockholders to make copies thereof at the Stockholders’ expense.
     SECTION 4.18 No Securities Transactions. Except for transactions effectuated by the independent registered representatives of the Companies (whether for their own account or the accounts of their respective customers), neither any Stockholder nor any of the Companies or any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of LTFS from the date hereof until the time of the making of a public announcement of the transactions contemplated by this Agreement. Each Company shall use its best efforts to require each of its officers, directors and employees, and shall use commercially reasonable efforts to require each of its agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.
     SECTION 4.19 Monthly Financial Information. Between the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated, Zwigard shall make available to LTFS, (i) as soon as practicable following the filing thereof, the FOCUS Reports filed during such period with respect to Investacorp and (ii) within thirty (30) Business Days after the end of each month, unaudited financial statements without notes and subject to normal year-end audit adjustments of each of the Companies other than Investacorp for such month, including a balance sheet and statement of operations that are, except for the omission of notes thereto, certified as having been prepared in accordance with the methodologies described in Section 2.6(a) for the Unaudited Investacorp Companies Financial Statements and the Unaudited VIA Companies Financial Statements, as applicable, by the chief financial officer of such Company. Investacorp’s financial statements filed as part of such FOCUS Reports and such other financial statements shall be prepared, in all material respects, in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the financial position of Investacorp at the respective dates thereof and its results of operations for the periods covered thereby, except, in each case, (A) as noted on Section 2.25(c) of the Company Schedule, (B) to the extent notes to such Financial Statements or statements of shareholder’s equity and/or cash flows would be required for such conformity to U.S. GAAP, would disclose deviations from U.S. GAAP or would reflect matters that would impact such financial position or results of operations, and (C) that such Financial Statements are subject to normal adjustments that, if made as a result of an audit, would not have a Material Adverse Effect on the Companies, taken as a whole.

     SECTION 4.20 Option Grants. On the Closing Date, LTFS shall effectuate grants of stock options pursuant to LTFS’ Amended and Restated 1999 Performance Equity Plan to each of the employees, agents and registered representatives identified in Schedule 4.20, in such amounts, and subject to such vesting and other terms and conditions as set forth in such Schedule, all of which shares underlying such options shall be, on the Closing Date, subject to an effective Registration Statement on Form S-8.
     SECTION 4.21 Employment. At or promptly following the Closing Date, Investacorp shall offer employment-at-will to all of the employees of the Companies, on substantially the same terms and conditions on which they are employed by the Companies on the date of this Agreement, it being acknowledged and agreed that the employees of the Companies identified on Section 2.13 of the Company Schedule as being subject to an employment agreement with a Company as of the Closing Date shall continue to be employed by the applicable Company with respect to such Company pursuant to and in accordance with the terms of such employment agreement. Without limiting the generality of the foregoing, for purposes of determining eligibility to participate, vesting, and entitlement to benefits (including for purposes of determining accrued vacation, sick or personal time or seniority), service with the Companies prior to the Closing shall be treated at all times following the Closing as service with the Companies to the extent permitted by Law; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.
ARTICLE V
CONDITIONS TO CLOSING
     SECTION 5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:
          (a) No Governmental Order or Regulation. There shall not be in effect any order, decree or injunction (whether preliminary, final or appealable) of a United States federal or state court of competent jurisdiction, and no regulation shall have been enacted or promulgated by any governmental authority or agency, that prohibits consummation of the transactions contemplated by this Agreement.
     SECTION 5.2 Conditions to Obligations of the Stockholders and the Companies. The obligations of the Stockholders and the Companies to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. Without supplementation after the date hereof, the representations and warranties of LTFS contained in this Agreement shall be, (i) with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and (ii) with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date. For purposes of the preceding sentence, unless any and all breaches by LTFS of its representations and warranties in this Agreement, in the aggregate, would have, as of the Closing Date, a Material Adverse Effect on the Stockholders, such representations and warranties shall be deemed to be true in all respects.

          (b) Legal Opinion. The Stockholders shall have received from Graubard Miller, counsel to LTFS, a legal opinion addressed to the Company and dated the Closing Date, in the form of Exhibit E annexed hereto.
          (c) Cash Portion of the Purchase Price. LTFS shall have effectuated wire transfers of immediately available funds in the aggregate amount of $25,000,000 in respect of the cash portion of the Purchase Price in accordance with Section 1.4.
          (d) Deliveries. LTFS shall have executed, and caused to be executed by any and all other parties thereto (other than the Stockholders), and shall have delivered or caused to be delivered to the Stockholders, as applicable, at or prior to the Closing, the following agreements and other documents, each of which shall be in full force and effect (each, an “LTFS Transaction Document” and, collectively, the “LTFS Transaction Documents”):
the Employment Agreement;
the Stock Option Agreement;
the Note;
the Pledge Agreement;
the IAS Escrow Agreement;
the Escrow Agreement
an incumbency and authority certificate from the duly appointed secretary of LTFS in such form as shall be reasonably satisfactory to Zwigard; and
such other documents and instruments as shall be reasonably requested by Zwigard in order to consummate the transactions contemplated hereby and by each of the other LTFS Transaction Documents.
          (e) Good Standing/Active Status Certificates. Zwigard shall have received good standing certificates or certificates of active status, as applicable, for LTFS from the Secretary of State or other official of its state of incorporation, dated as of a date not earlier than five (5) Business Days prior to the Closing Date.
     SECTION 5.3 Conditions to Obligations of LTFS. The obligations of LTFS to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. Without supplementation after the date hereof, the representations and warranties of the Companies contained in this

Agreement shall be, (i) with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and (ii) with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date. For purposes of the preceding sentence, unless any and all breaches by the Companies and the Stockholders of their respective representations and warranties in this Agreement, in the aggregate, would have, as of the Closing Date, a Material Adverse Effect on LTFS, such representations and warranties shall be deemed to be true in all respects.
          (b) Legal Opinion. LTFS shall have received from Bilzin Sumberg Baena Price & Axelrod LLP, counsel to the Stockholders and the Companies, a legal opinion addressed to LTFS, dated the Closing Date, in form of Exhibit F annexed hereto.
          (c) Good Standing/Active Status Certificates. LTFS shall have received good standing certificates or certificates of active status, as applicable, for each of the Companies from the Secretary of State or other official of their respective states of incorporation, and from the Secretary of State or other official of each other jurisdiction listed in Section 2.1(a) of the Company Schedule, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing Date.
          (d) Deliveries. The Stockholders shall have executed, and caused to be executed by any and all other parties thereto (other than LTFS and Investacorp), and shall have delivered or caused to be delivered to LTFS and/or Investacorp, as applicable, at or prior to Closing, the following agreements and other documents, each of which shall be in full force and effect (each, an “Company Transaction Document” and, collectively, the “Company Transaction Documents”):
certificates representing the Company Stock, properly endorsed in blank for transfer, together with any stock transfer powers or other instruments, appropriately executed, as may be necessary to transfer the Company Stock to LTFS;
the Employment Agreement;
the Stock Option Agreement;
the Pledge Agreement;
the IAS Escrow Agreement;
the Escrow Agreement;
the Appointment/Resignation Documents;

an incumbency and authority certificate from the duly appointed secretary of each of the Companies in such form as shall be reasonably satisfactory to LTFS;
an incumbency and authority certificate from a duly authorized Person of the GRAT in such form as shall be reasonably satisfactory to LTFS; and
such other documents and instruments as shall be reasonably requested by LTFS in order to consummate the transactions contemplated hereby and by each of the other Company Transaction Documents.
ARTICLE VI
INDEMNIFICATION
     SECTION 6.1 Indemnification by Zwigard. Subject to Section 6.6, Zwigard shall indemnify and hold harmless LTFS and the Companies from and against, and shall reimburse LTFS and the Companies for, any and all Damages that may be sustained, suffered or incurred by any of them, whether as a result of any Third Party Claim or otherwise, and which arise or result from or in connection with or are attributable to (a) the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of the Companies and the Stockholders contained in this Agreement (other than any representations, warranties, agreements, obligations or undertakings of the Companies that are made as of, or required to be performed, subsequent to the IAS Transfer Date, in the case of IAS, or subsequent to the Closing Date, in the case of all of the other Companies), (b) any Post-Execution Customer Proceeding that is actually asserted, brought, commenced and properly filed before any court, federal, state, municipal or other governmental department or agency, self regulatory organization, arbitrator or other tribunal after the date of this Agreement and before Closing, and (c) any Claim set forth in Schedule 6.1 hereto (together with Post-Execution Customer Proceedings referred to in the immediately preceding sub-section (b), “Customer Proceeding Claims”). The right to assert a Claim for indemnity pursuant to this Section 6.1 shall survive the Closing but only for and up to a period ending the earlier of (a) eighteen (18) months after the Closing Date and (b) July 1, 2009, except that (I) with respect to Claims arising as a result of a breach of the representations and warranties in (A) Section 2.1 and Section 2.4, it shall survive without limitation as to time, and (B) Section 2.11, it shall survive for a period of three (3) years after the Closing Date, and (II) with respect to Claims under clauses (b) or (c) above (i.e., with respect to any Customer Proceeding Claim), until the resolution of such Customer Proceeding Claim. Any Claim for indemnity asserted under (a), above, must be so asserted in a Claim Notice delivered to Zwigard within the relevant period hereinabove provided in accordance with Section 6.4 hereof in order to survive until resolved and be enforceable hereunder. Subject to Section 6.3, any Claim for indemnity asserted under (b) or (c) above (i.e., Claims with respect to Customer Proceeding Claims), must be so asserted in a Claim Notice delivered to Zwigard prior to the resolution of such Customer Proceeding Claim as provided in Section 6.3 hereof in order to survive until resolved and be enforceable hereunder. A valid Claim Notice shall be deemed duly delivered to Zwigard with respect to the Customer Proceeding Claims identified on Schedule 6.1 to this Agreement.

     SECTION 6.2 Indemnification by LTFS. Subject to Section 6.6, LTFS shall indemnify and hold harmless each of the Stockholders from and against, and shall reimburse each of the Stockholders for, any and all Damages that may be sustained, suffered or incurred by any of them, whether as a result of any Third Party Claim or otherwise, and which arise or result from or in connection with or are attributable to (a) the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of LTFS contained in this Agreement, (b) the operation of IAS in accordance with Sections 4.13 and/or 4.14 above (including any failure by LTFS to timely make any Working Capital Loan as required thereby) between the Closing Date and the IAS Transfer Date, and (c) the breach of any of the covenants, representations, warranties, agreements, obligations or undertakings of the Companies that are made as of, or required to be performed, subsequent to the IAS Transfer Date, in the case of IAS, or subsequent to the Closing Date, in the case of all of the other Companies. The right to assert a Claim for indemnity pursuant to this Section 6.2 shall survive the Closing but only for and up to a period ending the earlier of (a) eighteen (18) months after the Closing Date and (b) July 1, 2009, except that the representations and warranties in Section 3.1 shall survive without limitation as to time, or (ii) with respect to any of LTFS’ obligations under Section 6.3 or Section 6.4 with respect to any Customer Proceeding Claim or Third Party Claim, respectively, only for and up to a period ending upon the resolution of such Customer Proceeding Claim or Third Party Claim. Any Claim for indemnity must be asserted in a Claim Notice delivered to LTFS within the relevant period hereinabove provided in accordance with Section 6.4 hereof in order to survive until resolved and be enforceable hereunder.
     SECTION 6.3 Customer Proceeding Claims. LTFS hereby approves and consents to the continued retention of counsel that has been previously retained to represent the Companies in connection with the Customer Proceeding Claims set forth in Schedule 6.1 and, subject to LTFS’ approval which shall not be unreasonably withheld or delayed, Zwigard may replace or supplement such previously retained counsel in connection with such Customer Proceeding Claims, and may appoint any counsel chosen by Zwigard to represent the Companies in connection with any Post-Execution Customer Proceeding that constitutes a Customer Proceeding Claim. LTFS agrees to pay all fees, expenses and other amounts (including reasonable fees and expenses of such counsel) arising on and after the Closing Date in connection with such Customer Proceeding Claims until the Basket threshold in Section 6.6(a) is exceeded, at which time Zwigard shall indemnify LTFS and the Companies in excess of that amount. All such fees, expenses and other amounts paid by LTFS shall be deemed to constitute indemnifiable Damages for purposes of calculation of the Basket. Prior to Closing, the Companies shall have full control of any and all proceedings in connection with Customer Proceeding Claims (including the compromise and/or settlement thereof). On and after the Closing Date, the applicable Company shall remain liable and responsible for all Customer Proceeding Claims, although Zwigard shall have full control of any and all proceedings in connection with Customer Proceeding Claims which proceedings, on and after the Closing Date, shall be vigorously and diligently prosecuted to a final conclusion unless otherwise agreed to by LTFS. A Customer Proceeding Claim may not be settled on or after the Closing Date by

Zwigard without the prior written consent of LTFS (which consent shall not be unreasonably withheld, conditioned or delayed). After the Closing, Zwigard and the applicable Company’s legal counsel shall be provided full access to all books and records related to Customer Proceeding Claims and LTFS shall be kept fully informed by Zwigard and such Company’s legal counsel with respect to all proceedings in connection with Customer Proceeding Claims. Claims with respect to Customer Proceeding Claims shall not be subject to the requirements of Section 6.4 (other than the requirement to duly provide a Claim Notice with respect thereto).
     SECTION 6.4 Notice, etc. A Party required to make an indemnification and/or reimbursement payment pursuant to this Agreement (sometimes referred to in this Article VI as the “Indemnifying Party”) shall have no liability with respect to any Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement, unless the party entitled to receive such indemnification and/or reimbursement payment (sometimes referred to in this Article VI as the “Indemnified Party”) gives notice to the Indemnifying Party in accordance with the terms hereof, as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such Claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice) and in any event prior to the applicable date specified in Section 6.1 or 6.2, as applicable, specifying (i), if applicable, the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim, each such notice, a “Claim Notice”). All Claims other than Customer Proceeding Claims by any Indemnified Party under this Article VI shall be asserted as follows:
          (a) Third-Party Claims.
     (i) In the event that an Indemnified Party becomes aware of a Third Party Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder, the Indemnified Party shall, in accordance with the preamble to this Section 6.4, provide a Claim Notice with respect to such Claim to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 6.4(a), the Indemnifying Party shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and the Indemnifying Party shall pay (subject to the immediately following sentence) the reasonable fees and disbursements of such counsel with regard thereto and the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party for any fees or expenses of any other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case, incurred by or on behalf of the Indemnified Party, including any such fees or expenses incurred prior to the Indemnifying Party’s delivery of notice of assumption of the defense to the Indemnified Party; provided, however, that any Indemnified Party is hereby authorized, prior to the date on which it receives written notice from the Indemnifying Party of its assumption of such defense, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party (subject to the immediately following sentence), to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party (it being understood and agreed that, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action). The Parties agree that, notwithstanding the assumption of the defense of any Third Party Claim by an Indemnifying Party, all reasonable fees and expenses of its or the Indemnified Party’s counsel or any other reasonable expenses with respect to the defense of such Third Party Claim, in each case, incurred by or on behalf of the Indemnifying Party in connection with the defense of such Third Party Claim (including all indemnifiable fees, expenses and other amounts incurred by or on behalf of the Indemnified Party prior to the Indemnifying Party’s assumption of such defense) shall (x) be reimbursed to such Indemnifying Party by the Indemnified Parties promptly upon invoice, as and when the same are incurred, unless and until the Basket has been exceeded, and (y) be deemed to constitute indemnifiable Damages for purposes of calculation of the Basket. After the Indemnifying Party shall provide notice to the Indemnified Party of the Indemnifying Party’s assumption of the defense with respect to any Third Party Claim, the Indemnifying Party, so long as it diligently conducts such defense, shall have full and exclusive control of the conduct of such defense and the compromise and/or settlement of such Third Party Claim; provided, however, that, (I) the Indemnifying Party shall not settle any Third Party Claim without the prior written consent (which notice shall not be unreasonably withheld or delayed) of the Indemnified Party if such Claim is not exclusively for monetary damages, and (II) the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the sole cost and expense of such Indemnified Party unless, and subject in all events to the preceding sentence, (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). If the Indemnifying Party assumes the defense of a Third Party Claim, then the Indemnifying Party will have no liability with respect to any compromise or settlement of such Third Party Claim effected without its consent (such consent not to be unreasonably withheld, conditioned or delayed).

     (ii) If the Indemnifying Party fails to notify the Indemnified Party that the Indemnifying Party desires to defend the Third Party Claim pursuant to the preceding paragraph then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (subject to the Basket and Cap thresholds under Section 6.6), the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (but subject to the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party (subject to the Basket and Cap thresholds under Section 6.6), cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this paragraph, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.
     (iii) Notwithstanding the foregoing provisions of this Section 6.4(a), if the Indemnifying Party has notified the Indemnified Party that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim (regardless of whether the Indemnifying Party has also notified the Indemnified Party of its intent to assume the defense of such Third Party Claim) and if such dispute is resolved in favor of the Indemnifying Party as provided in Section 6.5, (i) the Indemnifying Party will not be required to bear the costs and expenses of the defense pursuant to the preceding paragraphs of this Section 6.4(a) (whether with respect to the Indemnifying Party’s or the Indemnified Party’s counsel), and the Indemnified Party will fully reimburse the Indemnifying Party in connection with such Third Party Claim, and (ii) none of such reimbursed costs and expenses shall be deemed for any purpose to be counted against the Basket or the Cap.
          (b) Direct Claims. In the event any Indemnified Party shall have a Direct Claim against any Indemnifying Party hereunder, the Indemnified Party shall send a Claim Notice with respect to such Claim to the Indemnifying Party.
          (c) Books and Records. After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Article VI, the affected Parties each agree to retain all books and records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings.

     SECTION 6.5 Resolution and Payment.
          (a) Dispute Resolution Procedures. If any of the Indemnifying Parties with respect to any Claim disputes all or any portion of such Claim, LTFS and Zwigard will in good faith attempt to resolve such dispute. If on or before the thirtieth (30th) Business Day after the effective date of the Claim Notice with respect to the Claim as to which a dispute exists, the aforementioned Parties have not resolved such dispute, then either LTFS or Zwigard, as the case may be, may apply, as the exclusive dispute resolution procedure under this Article VI, to the American Arbitration Association for resolution of such Claim, in which case the resolution of such Claim and the disposition of the amount specified therein shall be determined by an arbitration proceeding in accordance with the commercial arbitration rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with such rules (the “Arbitrators”), which arbitration shall be held in Miami-Dade County, Florida. Each Party shall cooperate fully with the Arbitrators and provide the Arbitrators such information, documents and records as he or she may request. All decisions of a majority of the Arbitrators shall be final and binding on the Parties hereto. The Arbitrators shall issue a written order stating the resolution of the Claim (including the amount, if any, to be paid to the Indemnified Party or Indemnifying Party, as the case may be). If any dispute is submitted to the Arbitrators, each Party shall bear its own costs and expenses incurred in connection with the submission of such dispute, unless the Arbitrators determine that the nonprevailing party should bear the costs and expenses (including reasonable legal fees and expenses of the prevailing party) and the fees and costs of the Arbitrators shall be borne equally by LTFS and Zwigard.
          (b) Payment.
     (i) Escrowed Payments. Payment of a Claim with respect to a Customer Proceeding Claim or a Third Party Claim shall be made promptly following the later of (A) resolution of such Customer Proceeding Claim or Third Party Claim, or (B) resolution of any disputes with respect to such Claim in accordance with the procedures set forth in Section 6.5(a). Payment of a Direct Claim shall be made promptly following the later of (A) receipt of the applicable Claim Notice or (B) resolution of any disputes with respect to such Direct Claim in accordance with the procedures set forth in Section 6.5(a). With respect to each Claim made for payment by Zwigard to LTFS and the Companies, to the extent the Note is unpaid at the time such Claim is made, LTFS shall have the option, in its sole discretion, to place any and all payments that thereafter become due under the Note, but solely as and when they become due (that is, no Note payment may be placed into escrow prior to the actual due date thereof) and solely to the extent of the amount of such Claim, into escrow (with respect to each Claim, the “Escrowed Payments”) with the Escrow Agent pursuant to the terms of an Escrow Agreement entered into at or prior to Closing by the Parties and the Escrow Agent in the form annexed hereto as Exhibit G (the “Escrow Agreement”). Except for Escrowed Payments properly escrowed in accordance with the immediately preceding sentence and the Escrow Agreement, any other delay, stoppage, setoff or withholding of payments under the Note (subject to any cure periods set forth therein) by LTFS shall constitute an event of default under the Note.

     (ii) Satisfaction of Claims. With respect to each Claim made for payment to LTFS and the Companies by Zwigard that is either undisputed or finally resolved pursuant to the procedures set forth in Section 6.5(a), in whole or in part, in favor of LTFS, Zwigard shall have the option, in his sole discretion, to satisfy such Claim through either (A) a payment of cash directly to LTFS, (B) a release of all or any portion of the Escrowed Payments with respect to such Claim to LTFS as hereinafter provided, and/or (C) offset on a dollar for dollar basis, payments thereafter due, in the order due, under the Note (by written notice of such offset from Zwigard), and/or (D) any combination of the methods identified in the preceding clauses (A) (B) and/or (C) (except that the method identified in clause (C) shall, in all events, only be exercised if and to the extent that all Escrowed Payments properly placed in escrow by LTFS as provided herein with respect to such Claim have been fully released to LTFS as hereinafter provided), in each case, so long as the aggregate amount delivered to LTFS pursuant to any of the preceding methods equals the amount of such Claim, if undisputed, or the amount that has been so resolved in favor of LTFS with respect to such Claim. If Zwigard elects the release of Escrowed Payments as one of the methodologies for satisfying any such Claim, then the Escrow Agent shall be directed jointly by Zwigard and LTFS, pursuant to and in accordance with the terms of the Escrow Agreement, to promptly release to LTFS from such Escrowed Payments an amount which, after application of any payments made by or on behalf of Zwigard pursuant to the method described in the preceding clause (A), shall equal the lesser of (i) the amount of such Claim, if undisputed, or the amount that has been so resolved in favor of LTFS with respect to such Claim, in either case, plus any and all interest earned on such Escrowed Payments or (ii) the aggregate balance of such Escrowed Payments plus any and all interest earned thereon. If (I) a Claim made for payment by Zwigard is finally resolved in favor of Zwigard, or (II) any portion of the Escrowed Payments with respect to a Claim that is finally resolved, in whole or in part, in favor of LTFS and/or any interest earned thereon remain in escrow after satisfaction of such Claim pursuant to any of the methods identified in the preceding clauses (A) or (B) and/or any combination thereof, the Escrow Agent shall be directed jointly by Zwigard and LTFS, pursuant to and in accordance with the terms of the Escrow Agreement, to promptly release to Zwigard, in the case of the preceding clause (I), the aggregate amount of all Escrowed Payments with respect to such Claim together with any and all interest earned thereon, or, in the case of the preceding clause (II), the aggregate of all such remaining escrowed amounts. All released portions of the Escrowed Payments to LTFS (but not any interest earned thereon) and all payments due under the Note that are offset by Zwigard as hereinabove provided shall be deemed to be reductions of the Purchase Price and of the corresponding principal and interest amounts originally due under the Note to the extent thereof. All released portions of the Escrowed Payments to Zwigard (but not any interest earned thereon), shall be deemed to be payments made upon the Note to the extent thereof.

     SECTION 6.6 Limitations.
          (a) Basket. No Indemnifying Party shall be required to indemnify any Indemnified Party under this Article VI in respect of a Claim unless and until the aggregate of all amounts for which indemnity would otherwise be due against and would otherwise be payable by such Indemnifying Party exceeds, on a cumulative basis with respect to all such Claims, the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the “Basket”), in which case the amount for which indemnity shall be due and payable shall be equal to the excess over that amount; provided, however, that, notwithstanding the foregoing, the Basket shall not apply to any Claim arising (i) pursuant to Section 6.2(b) (i.e., the operation of IAS between the Closing Date and the IAS Transfer Date) or Section 6.2(c) (i.e., post-Closing obligations of the Companies), (ii) from a breach or other violation by LTFS of its obligations under Section 6.2 or a breach or other violation by Zwigard of his obligations under Section 6.1, (iii) a breach or other violation by LTFS of its obligations under Section 6.3 or Section 6.4 to pay all fees, expenses and other amounts with respect to Customer Proceeding Claims or Third Party Claims, respectively, until the Basket threshold is exceeded, or (iv) a breach or other violation by an Indemnified Party of its obligations to reimburse the Indemnifying Party under Section 6.4(a)(iii).
          (b) Cap. Notwithstanding anything set forth herein to the contrary, Zwigard’s aggregate maximum liability with respect to each Claim (including any Customer Proceeding Claims), shall be an amount (with respect to each Claim, the “Cap”) equal to the difference of (i) Twenty Million Dollars ($20,000,000.00), minus (ii) the aggregate amount of all payments previously made by or on behalf of Zwigard in respect of any and all Claims (including pursuant to Section 6.3 and/or Section 6.4 and utilizing any one or more of the methods described in Section 6.5(b)(ii), as applicable), and in no event shall Zwigard be liable or otherwise responsible with respect to any Claim in excess of the Cap for such Claim.
          (c) There shall be no liability to the extent of any Claim that is covered by insurance held by the Indemnified Party (or to the extent the Indemnified Party has been named as an additional insured), provided, however, that the Indemnified Party shall be entitled to indemnification with respect to the amount of any Claim that is in excess of the cash proceeds actually received by such Indemnified Party (after deducting reasonable costs and expenses incurred in connection with the recovery of such insurance proceeds, including premium increases) pursuant to such insurance.
          (d) Each Claim shall be reduced by any indemnity, contribution or other similar payment payable to any Indemnified Party by any third party with respect to such Indemnification Claim and, if any Indemnified Party recovers from third parties all or any part of any indemnification payments (including as provided on Schedule 6.6) previously paid to it by the Indemnifying Party (and even if such recovery occurs after the expiration of the time limit for the survival of such Claim set forth in Section 6.1 or 6.2, as applicable), the applicable Indemnified Party shall, within ten (10) Business Days, pay over to the Indemnifying Party the amount so recovered.

          (e) Each Claim shall be reduced by an amount equal to any cash reduction of any taxes of Indemnified Party attributable to such Claim in periods ending before the applicable indemnity payment is made.
          (f) No Stockholder shall be liable hereunder for any Claim to the extent such Claim is attributable to any act or omission of LTFS or any of the Companies or any of their respective Affiliates, after the Closing Date, including any change in accounting methods, but specifically excepting any act or omission taken on behalf of any such Company by Zwigard.
          (g) No Stockholder shall be liable with respect to any and/or all Claim(s) resulting from a misrepresentation, breach of warranty or breach of a covenant or agreement that would give rise to a right of termination by LTFS under Section 7.1(d) and of which LTFS had Knowledge prior to the Closing, if LTFS nevertheless elects to effectuate the Closing (regardless of whether LTFS waives such breach in writing or otherwise).
     SECTION 6.7 Representations and Warranties. For purposes of indemnity under this Article VI for breach of a representation or warranty, the representations and warranties shall be the representations and warranties of the Indemnifying Party made herein as of the date hereof (unless any such representation or warranty provides that it speaks as of a different date), and shall be deemed to be made again as of the Closing Date (unless any such representation or warranty provides that it speaks as of the date hereof or any other date), without regard to supplementation, modification or amendment pursuant to Section 4.4. For purposes of this Article VI, to the extent that any representation or warranty in this Agreement is qualified by words or phrases such as “material” or “materially,” then the materiality qualifier with respect to such specific breach shall be disregarded solely and only for purposes of calculating the amount of a Claim under Section 6.1 or 6.2 and whether the Basket requirement has been met.
     SECTION 6.8 Adjustment to Purchase Price. Amounts paid for indemnification under Article VI shall be deemed for all relevant tax purposes to be an adjustment to the Purchase Price, except as otherwise required by law.
     SECTION 6.9 Exclusive Remedy. Notwithstanding any other provision in this Agreement to the contrary, no breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement or any other document or instrument executed and delivered in connection therewith (including any and all of the Transaction Documents) or otherwise with respect to the transactions hereunder shall give rise to any right on the part of any Party, after the Closing, to rescind this Agreement or any of the transactions contemplated hereby. Furthermore, notwithstanding any other provision in this Agreement to the contrary or otherwise, on and after the Closing Date, each Party’s sole and exclusive remedy under this Agreement or at law or in equity or otherwise against any and all Persons for any breach of any representation, warranty, covenant, agreement, undertaking or obligation contained in this Agreement or any other Transaction Document or directly or indirectly in connection with the transactions contemplated hereunder shall be pursuant to and shall be determined in accordance with this Article VI, except that the immediately preceding limitation shall not apply to any breach or violation of any provision under Article I, Section 4.3, Section 4.7, Section 4.8, Section 4.10, Section 4.11, Section 4.12, Section 4.13, Section 4.14(b), Section 4.15, Section

4.17, Section 4.20 and/or Section 4.21 or with respect to any breach or violation of the Pledge Agreement, the Escrow Agreement, the Note, the Stock Option Agreement or the Employment Agreement, which breaches and/or violations shall (i) not be governed by this Article VI, (ii) shall be subject to any and all remedies available hereunder, at law or in equity (including specific performance as provided in Section 9.12) and without regard to any limitations relating to the Basket or the Cap, and (iii) shall entitle the prevailing Party in any action, suit or proceeding with respect thereto to recover from the other Party such prevailing Party’s reasonable fees, costs and expenses of counsel (including at trial and at all appellate levels).
ARTICLE VII
TERMINATION AND ABANDONMENT
     SECTION 7.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time but not later than the Closing:
          (a) by mutual written consent of LTFS and Zwigard;
          (b) by LTFS or Zwigard if any competent regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, prohibiting or refusing to approve the transactions contemplated hereby, and such order shall have become final and non-appealable;
          (c) by Zwigard, (i) upon a material breach of any representation or warranty set forth in this Agreement on the part of LTFS, or if any such representation or warranty of LTFS shall have become untrue, in either case, such that the conditions set forth in Section 5.2(a) would not be satisfied as of the Closing Date, or (ii) upon a material breach of any material covenant or agreement set forth in this Agreement on the part of LTFS; provided, however, that if such breach of a covenant or agreement by LTFS is curable by LTFS, then Zwigard may not terminate this Agreement under this Section 7.1(c) for sixty (60) days after delivery of written notice from Zwigard to LTFS of such breach, provided LTFS continues to exercise commercially reasonable efforts to cure such breach (it being understood that Zwigard may not terminate this Agreement pursuant to this Section 7.1(c) if the Stockholders or the Companies shall have materially breached this Agreement or if such breach by LTFS is cured during such sixty (60)-day period;
          (d) by LTFS, (i) upon a material breach of any representation or warranty set forth in this Agreement on the part of the Companies or any Stockholder, or if any such representation or warranty of the Companies or any Stockholder shall have become untrue, in either case, such that the conditions set forth in Section 5.3(a) would not be satisfied as of the Closing Date, or (ii) upon a material breach of any material covenant or agreement set forth in this Agreement on the part of any Company or Stockholder; provided, however, that if such breach of a covenant or agreement by a Company or Stockholder is curable by any Stockholder or any of the Companies, then LTFS may not terminate this Agreement under this Section 7.1(d) for sixty (60) days after delivery of written notice from LTFS to Zwigard of such breach, provided any Stockholder or any of the Companies continue(s) to exercise commercially reasonable efforts to cure such breach (it being understood that LTFS may not terminate this Agreement pursuant to this Section 7.1(d) if LTFS shall have materially breached this Agreement or if such breach by a Stockholder or a Company is cured during such sixty (60)-day period); or
          (e) by LTFS or Zwigard if the Closing has not occurred by February 28, 2008, for any reason other than breach by the Party seeking to terminate unless LTFS and Zwigard agree to an extension in writing.
     SECTION 7.2 Effect of Termination. The Parties acknowledge and agree that, notwithstanding any other provision in this Agreement to the contrary or otherwise, prior to the Closing Date, each Party’s sole and exclusive remedy under this Agreement or at law or in equity or otherwise against any and all Persons for any breach of any representation, warranty, covenant, agreement, undertaking or obligation contained in this Agreement or any other Transaction Document or directly or indirectly in connection with the transactions contemplated hereunder shall be either (i) termination under Section 7.1 and payment of the amounts set forth in this Section 7.2, or (ii) specific performance under Section 9.12. In the event of termination by a Party, or both Parties, pursuant to Section 7.1, written notice thereof shall forthwith be given to the other Party and, except as set forth in this Section 7.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto or its officers, directors, employees, Representatives or Affiliates, except that:
          (a) If this Agreement is so terminated by a Party because of any intentional breach or intentional failure to perform of the other Party (including, in the case of LTFS, any breach or failure of its obligations to deliver the Purchase Price on the Closing Date as required hereby, whether as a result of the failure to obtain financing or otherwise), then the breaching Party shall pay to the other Party, as liquidated damages and as such other Party’s sole and exclusive remedy, a termination fee equal to Five Million Dollars ($5,000,000.00), by wire transfer of immediately available funds to an account specified to such breaching Party by the other Party, within ten (10) Business Days of the effective date of such termination. The Parties acknowledge and agree that it would be impracticable or extremely difficult for any Party to determine the actual damages resulting from any such breach or failure to perform hereunder and, therefore, the Parties have agreed upon the foregoing remedy as liquidated damages which shall not be deemed to be in the nature of a penalty.
          (b) If this Agreement is so terminated by a Party because of any unintentional breach or unintentional failure to perform of the other Party, then the breaching Party shall pay to the other Party, as liquidated damages and as such other Party’s sole and exclusive remedy, a termination fee equal to Five Hundred Thousand Dollars ($500,000.00), by wire transfer of immediately available funds to an account specified to such breaching Party by the other Party, within ten (10) Business Days of the effective date of such termination. The Parties acknowledge and agree that it would be impracticable or extremely difficult for any Party to determine the actual damages resulting from any such breach or failure to perform hereunder and, therefore, the Parties have agreed upon the foregoing remedy as liquidated damages which shall not be deemed to be in the nature of a penalty.

          (c) If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, (i) any confidentiality agreement previously executed by the Parties shall continue to be in effect in accordance with its terms and (ii) each Party will return all documents, work papers and other material (and all copies thereof) of the other Party, whether so obtained before or after the execution hereof, to the Party furnishing the same.
          (d) If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, Section 2.20, Section 3.8, Section 4.16, Section 7.2, Section 7.3 and Article IX of this Agreement shall survive such termination and/or abandonment.
          The Parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, they would not enter into this Agreement.
     SECTION 7.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (i) incurred by LTFS shall be paid by LTFS and (ii) incurred by the Stockholders and the Companies shall be paid by the Companies; provided, however, that, in the event that the transactions contemplated by this Agreement are consummated, any expenses incurred by the Stockholders or the Companies in connection with this Agreement and the transactions contemplated hereby not paid on or prior to the Closing Date by the Companies shall be paid by the Stockholders to the extent that such expenses have not reduced the retained earnings or paid-in capital of the Companies as of the Business Day immediately prior to the Closing Date.
ARTICLE VIII
DEFINITIONS
     SECTION 8.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “2007 Balance Sheets” has the meaning specified in Section 2.8.
     “338(h)(10) Adjustment” has the meaning specified in Section 4.12(d)(iii).
     “338(h)(10) Election” has the meaning specified in Section 4.12(d)(i).

     “338(h)(10) Election Request” has the meaning specified in Section 4.12(d)(i).
     “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such first Person.
     “Agreement” has the meaning specified in the Preamble.
     “AMEX” means American Stock Exchange LLC.
     “Appointment/Resignation Documents” has the meaning specified in Section 4.7(c).
     “Arbitrators” has the meaning specified in Section 6.5(a).
     “Audited Financial Statements” has the meaning specified in Section 2.6(a)(i).
     “Basket” has the meaning specified in Section 6.6(a).
     “Blue Sky Laws” means the securities laws (including any and all rules and regulations promulgated thereunder) of the individual states of the United States of America.
     “Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of New York.
     “Calculated 338(h)(10) Adjustments” has the meaning specified in Section 4.12(d)(v).
     “Calculated IAS Adjustments” has the meaning specified in Section 4.14(b).
     “Cap” has the meaning specified in Section 6.6(b).
     “Challenging Accountant” has the meaning specified in Section 1.6(c).
     “Claim” means any claim for indemnification, to be held harmless and/or reimbursement made by an Indemnified Party pursuant to Article VI, including, without limitation, with respect to any Customer Proceeding Claims.
     “Claim Notice” has the meaning specified in Section 6.4.

     “Closing” has the meaning specified in Section 1.3.
     “Closing Date” has the meaning specified in Section 1.3.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commission” has the meaning specified in Section 2.7.
     “Company/Companies” has the meaning specified in the Recitals.
     “Company Schedule” has the meaning specified in the preamble to Article II.
     “Company Stock” has the meaning specified in the Recitals.
     “Company Transaction Document(s)” has the meaning specified in Section 5.3(d).
     “Consummation 8-K” has the meaning specified in Section 4.11.
     “Contracts” has the meaning specified in Section 2.9(c).
     “control” has the meaning specified in Section 2.25(c)(vii).
     “controlled by” has the meaning specified in Section 2.25(c)(vii).
     “Corporate Records” has the meaning specified in Section 2.1(c).
     “Consulting Fee” has the meaning specified in Section 4.14.
     “CPA” has the meaning specified in Section 1.6(c).
     “Customer Proceeding Claims” has the meaning specified in Section 6.1.

     “Damages” means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys’ fees and disbursements, in each case, which is sustained, suffered or incurred by an Indemnified Party and which is subject to indemnification under this Agreement; provided, however, that no Indemnified Party shall seek, or be entitled to, and Damages shall in no event include, any incidental, indirect, punitive, special, multiple, exemplary or consequential damages of any kind or damages for loss of profits, loss of revenue, or loss of business, nor shall any such Indemnified Party accept payment of any award or judgment in respect of any Claim to the extent that such award or judgment includes any such excluded damages. Each party entitled to indemnification pursuant to Article VI shall take all reasonable steps to mitigate all losses, costs, expenses and damages (including all Damages) after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith. Subject to the foregoing, with respect to each Claim, the amount of Damages shall be the amount finally determined by the Arbitrators or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.
     “Direct Claim” means any Claim other than a Third Party Claim.
     “Disclosure Schedules” means, collectively, the Company Schedule and the LTFS Schedule.
     “Employee Benefit Plans” has the meaning specified in Section 2.14(a).
     “Employee Welfare Plans” has the meaning specified in Section 2.14(c).
     “Employment Agreement” has the meaning specified in Section 4.7(a).
     “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability limited partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
     “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, or contamination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” means Mellon UNB.

     “Escrow Agreement” has the meaning specified in Section 6.5(b)(i).
     “Escrowed Payments” has the meaning specified in Section 6.5(b)(i).
     “Exchange Act” the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Execution 8-K” has the meaning specified in Section 4.11.
     “Filing Deadline” has the meaning specified in Section 4.12(d)(i).
     “Financial Statements” has the meaning specified in Section 2.6(a)(iii).
     “FINRA” means Financial Industry Regulatory Authority.
     “Form BD” has the meaning specified in Section 2.25(c)(i).
     “Forms 8-K” has the meaning specified in Section 4.11.
     “Frost” means Dr. Phillip Frost, an individual.
     “Governmental Entity” means any court, administrative agency, commission, governmental or regulatory authority, whether domestic or foreign.
     “GRAT” has the meaning specified in the Preamble.
     “Gross-Up Formula” has the meaning specified in Section 4.12(d)(iv).
     “Grossed-Up 338(h)(10) Adjustments” has the meaning specified in Section 4.12(d)(iv).
     “Grossed-Up IAS Adjustment” has the meaning specified in Section 4.14(b).
     “Grossed-Up IAS Penalties and Interest Payment” has the meaning specified in Section 4.14(b).

     “Grossed-Up Penalties and Interest Payment” has the meaning specified in Section 4.12(d)(iv).
     “Hazardous Substance” means any substance that is, in relevant form or concentration: (i) limited, prohibited or regulated pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.
     “IAS” means Investacorp Advisory Services, Inc., a Florida corporation.
     “IAS Adjustment” has the meaning specified in Section 4.14(b).
     “IAS Escrow Agreement” has the meaning specified in Section 1.7.
     “IAS Form ADV” has the meaning specified in Section 2.25(e)(i).
     “IAS Stock” has the meaning specified in Section 1.2.
     “IAS Stock Transfer Documents” has the meaning specified in Section 1.7.
     “IAS Transfer Date” has the meaning specified in Section 1.2.
     “Indemnified Party” has the meaning specified in Section 6.4.
     “Indemnifying Party” has the meaning specified in Section 6.4.
     “Investacorp” has the meaning specified in Section 2.5.
     “Investacorp Company/Investacorp Companies” has the meaning specified in Recitals.
     “Investment Advisers Act” has the meaning specified in Section 2.25(e)(i).
     “IRS” has the meaning specified in Section 2.11(n).

     “Knowledge” means, (i) when used with respect to, individually or collectively, the Stockholders or any of the Companies, the actual (and not constructive) knowledge of Zwigard, Scott Sherwood, Patrick Farrell, Randy Nestel or Asela Mantecon, without duty of inquiry, and (ii) when used with respect to LTFS, the actual (and not constructive) knowledge of Lampen, Mark Zeitchick, Diane Chillemi, Joseph Giovanniello or Frost, without duty of inquiry.
     “Leases” has the meaning specified in Section 2.9(b).
     “Lien” has the meaning specified in Section 2.3.
     “LTFS” has the meaning specified in the Preamble.
     “LTFS Companies” means LTFS and its subsidiaries, including Ladenburg Thalmann & Co. Inc., the wholly-owned principal operating subsidiary of LTFS, and including, from and after the Closing, each and all of the Companies.
     “LTFS Financial Statements” has the meaning specified in Section 3.5(a).
     “LTFS Schedule” has the meaning specified in the preamble to Article III.
     “LTFS SEC Filings” has the meaning specified in Section 3.5(a).
     “LTFS Stock” means the common stock, par value $0.0001 per share, of LTFS.
     “LTFS Transaction Document(s)” has the meaning specified in Section 5.2(d).
     “Material Adverse Effect” means, when used in connection with an entity, any change, event or effect that is materially adverse to the consolidated businesses, assets (including intangible assets), revenues, financial condition, or results of operations of such entity and each and all of its Affiliates, taken as a whole, it being understood that none of the following, alone or in combination, shall be deemed to constitute a Material Adverse Effect: (i) changes, events or effects attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes, events or effects attributable to general global, national or regional economic and/or political conditions or which affect the market area or industry of such entity (including fluctuations of any magnitude in interest rates, currency rates, taxes, changes in any laws and/or regulations applicable to such entity), (iii) changes, events or effects attributable to changes in U.S. GAAP, (iv) changes, events or effects attributable to actions or omissions of a Party taken with the prior informed written consent of the other Party, (v) changes, events or effects attributable to the transactions contemplated hereby or resulting from a Party’s compliance with the terms or conditions of this Agreement, and/or (vi) costs and expenses incurred, accrued or to be incurred or accrued in connection with the transactions contemplated hereby, including employee severance costs and attorneys’ and accountants’ fees.
     “NASD” means The National Association of Securities Dealers, Inc. and, where the context requires, its affiliate, NASD Regulation, Inc.
     “Net Worth Reimbursements” has the meaning specified in Section 1.6(a).
     “Net Worth Reimbursements Estimate” has the meaning specified in Section 1.6(a).
     “Note” has the meaning specified in Section 1.4.
     “Part 1 Fees” has the meaning specified in Section 1.6(a).
     “Parties” has the meaning specified in the definition of “Party.”
     “Party” means, as the context requires, the Stockholders and the Companies, on the one hand, and LTFS, on the other hand (collectively, the “Parties”).
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permits” has the meaning specified in Section 2.7.
     “Person” means any individual or Entity.
     “Pledge Agreement” has the meaning specified in Section 1.5.
     “Post-Execution Customer Proceeding(s)” has the meaning specified in Section 2.6(d).
     “Pre-Closing Compensation Plan” has the meaning specified in Section 4.6.
     “Post-Closing Payment” has the meaning specified on Schedule 1.8.
     “Proceedings” has the meaning specified in Section 2.10.
     “Purchase Price” has the meaning specified in Section 1.4.
     “Representatives” of any Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.
     “Returns” has the meaning specified in Section 2.11(b).
     “Securities Act” the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Services” has the meaning specified in Section 4.14.
     “Short Year Return” has the meaning specified in Section 4.12(a).
     “SIPC” has the meaning specified in Section 2.25(c)(iv).
     “Stockholders” has the meaning specified in the Preamble.
     “Stock Option Agreement” has the meaning specified in Section 4.7(b)
     “Tax” or “Taxes” means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments, levies or charges of any kind whatsoever (whether payable directly by a Party or by or with the other Party), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.
     “Tax Ruling” has the meaning specified in Section 2.11(g).
     “Third Party Claim” means any Claim made with respect to any claim, demand, suit, proceeding or action made by a Person other than a Party or any Affiliate of such Party.
     “Transaction Documents” mean, collectively, this Agreement, the Company Transaction Documents and the LTFS Transaction Documents.
     “True-Up” has the meaning specified in Section 1.6(c).
     “True-Up Results Notice” has the meaning specified in Section 1.6(c).
     “Unaudited Investacorp Companies Financial Statements” has the meaning specified in Section 2.6(a)(ii).
     “Unaudited VIA Companies Financial Statements” has the meaning specified in Section 2.6(a)(iii).
     “under common control with” has the meaning specified in Section 2.25(c)(vii).
     “U.S. GAAP” has the meaning specified in Section 2.6(a).
     “VIA Company/VIA Companies” has the meaning specified in the Recitals.
     “Working Capital Loan” has the meaning specified in Section 4.14.
     “Zwigard” has the meaning specified in the Preamble.
     “Zwigard Contribution” has the meaning set forth in Section 4.6.

ARTICLE IX
GENERAL PROVISIONS
     SECTION 9.1 Notices. All notices, demands, requests and other communications required or permitted hereunder (each, a “Notice”) shall be in writing, and shall be (i) personally delivered; (ii) sent by a nationally recognized overnight delivery service; or (iii) sent by certified or registered mail, return receipt requested. All Notices personally delivered shall be deemed effective when actually delivered as documented in a delivery receipt. All Notices sent by a nationally recognized overnight delivery service shall be deemed effective and received one (1) Business Day following delivery by the sender to such delivery service. All Notices sent by certified or registered mail, return receipt requested, shall be deemed effective and received five (5) days after having been deposited in the United States mail. Any Party may designate a change of address, or require that Notices be provided to additional persons, upon written Notice to and receipt by the other Party. The Parties agree that legal counsel for any Party may provide notice hereunder on behalf of such Party. All Notices shall be sent to the addressee at its address set forth following its name below:
(a)     If to the Stockholders:
c/o Investacorp, Inc.
15450 New Barn Road
Miami Lakes, Florida 33014
Attention: Bruce Zwigard, President
If to LTFS:
Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
Attention: Richard Lampen, President
and
Ladenburg Thalmann Financial Services Inc.
153 East 53rd Street, 49th Floor
New York, New York 10022
Attention: Joseph Giovanniello, Esq.

In each case with a copy to:
Graubard Miller
The Chrysler Building
405 Lexington Avenue, 19th Floor
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
and
Bilzin Sumberg Baena Price & Axelrod LLP
200 S. Biscayne Boulevard, Suite 2500
Miami, Florida 33131-5340
Attention: Alan D. Axelrod, Esq.
     SECTION 9.2 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.
     SECTION 9.3 Waiver. A Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
     SECTION 9.4 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a clear contrary intention appears:
          (a) references in this Agreement to Sections, Articles, Recitals, Exhibits, Schedules or Preamble refer to the sections, articles, recitals, exhibits, schedules or main preamble, respectively, of this Agreement;
          (b) the words “include,” “includes” and “including” when used herein shall be deemed in each case (unless already stated) to be followed by the words “without limitation”;
          (c) when a reference is made in this Agreement to a certain number of days, such reference shall be deemed to refer to “calendar” days unless the reference expressly indicates that the reference is being made with respect to Business Days;
          (d) the phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth in the Preamble;
          (e) accounting terms used but not otherwise defined herein have the meanings given to them under U.S. GAAP;
          (f) the term “dollars” or “$” means United States Dollars;

          (g) the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires;
          (h) words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” and the words of like import refer to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
          (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;
          (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
          (k) reference to any Person includes such Person’s permitted successors and assigns (including, if such Person is deceased or incapacitated, such Person’s duly appointed representatives or attorneys-in-fact, as applicable), and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
     SECTION 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
     SECTION 9.6 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with any confidentiality agreement previously executed by the Parties, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements among them related in any way to the matters herein contained unless specifically included or referred to herein. Each Party hereby acknowledges and agrees that, except for the representations and warranties of the other Parties expressly set forth in this Agreement, none of such other Parties has made any representation or warranty, express or implied, and all such other representations and warranties are hereby expressly disclaimed. Each Party hereby further acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, such Party has not relied, with respect to the transactions contemplated by this Agreement, on any statement, information or documents communicated, furnished or otherwise made available to such acknowledging Party and/or its advisors, auditors and other representatives.
     SECTION 9.7 Benefit. This Agreement may not be assigned (whether directly or indirectly, by operation of law or otherwise) by any Party without the prior written consent of the other Party. This Agreement shall inure to the benefit of and be binding upon the successors of the Parties. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VI.

     SECTION 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Florida without giving effect to principles of conflicts of law.
     SECTION 9.9 Counterparts; Facsimile Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile or e-mail transmission in PDF format to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence and to constitute good and effective delivery for all purposes.
     SECTION 9.10 Consent to Jurisdiction and Service of Process. Each Stockholder and Company hereby irrevocably appoints Bruce Zwigard, at his offices at 15450 New Barn Road, Miami Lakes, Florida 33014, and LTFS hereby irrevocably appoints the President of LTFS, at its offices at 4400 Biscayne Boulevard, Miami, Florida 33137, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising out of or relating to this Agreement or any of the Transaction Documents or any of the transactions contemplated thereby and upon whom such process may be served, with the same effect as if such Party were a resident of the State of Florida and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that in the case of any service upon such agent and attorney, the Party effecting such service shall also deliver a copy thereof to the other Parties at the address and in the manner specified in Section 9.2. The Parties will enter into such agreements with such agents as may be necessary to constitute and continue the appointment of such agents hereunder. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, such Party will appoint a successor agent and attorney in Miami-Dade County, Florida, reasonably satisfactory to the other Parties, with like powers. Each Party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida or any court of the State of Florida located in Miami-Dade County, Florida, in any such action, suit or proceeding arising out of or relating to this Agreement or any of the Transaction Documents or any of the transactions contemplated thereby, and agrees that any such action, suit or proceeding shall be brought only in such court; provided, however, that (i) such exclusive jurisdiction shall not apply to the resolution of claims for indemnity pursuant to Article VI, each and all of which shall be resolved in accordance with the procedures set forth in Section 6.5(a), and (ii) such consent to jurisdiction is solely for the purpose referred to in this Section 9.10 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Florida other than for such purpose. Subject to the immediately preceding proviso, each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

     SECTION 9.11 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
     SECTION 9.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except for those provisions with respect to which indemnification under Article VI is the sole and exclusive remedy as provided in Section 6.9. It is accordingly agreed that, except as provided in Section 6.9, and except in the event that a Party elects to terminate this Agreement pursuant to Section 7.1(c) or (d), as applicable (in which case, the remedies set forth in Section 7.2 shall govern), the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and/or any other Transaction Document to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state having jurisdiction (including in connection with any failure to close in violation of this Agreement), this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.
     SECTION 9.13 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
[SIGNATURES LOCATED ON THE NEXT PAGE.]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

LTFS: LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	President and CEO

STOCKHOLDERS:
/s/ Bruce A. Zwigard
Bruce A. Zwigard

BRUCE A. ZWIGARD GRANTOR RETAINED ANNUITY TRUST, dated June 20, 2007
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Trustee

INVESTACORP COMPANIES: INVESTACORP INC.
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Chairman and CEO

INVESTACORP ADVISORY SERVICES, INC.
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Chairman and CEO

[First signature page to Stock Purchase Agreement.
Signatures continue on the next page.]

INVESTACORP GROUP, INC.
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Chairman and CEO

VIA COMPANIES: VALOR INSURANCE AGENCY INC.
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Chairman and CEO

VALOR INSURANCE AGENCY OF MAINE, INC.
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Chairman and CEO

VALOR INSURANCE AGENCY OF MASSACHUSETTS, INC.
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Chairman and CEO

VIA INSURANCE AGENCY, INC.
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Chairman and CEO

[Second signature page to Stock Purchase Agreement.
Signatures continue on the next page.]

VALOR INSURANCE AGENCY OF ALABAMA, INC.
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Chairman and CEO

VALOR INSURANCE AGENCY OF TEXAS, INC
By:	/s/ Bruce A. Zwigard
	Name:	Bruce A. Zwigard
	Title:	Chairman and CEO

[Third and final signature page to Stock Purchase Agreement.]